Exhibit 10.2

CREDIT AGREEMENT

by and among

CANTOR FITZGERALD SECURITIES,

as Agent,

THE LENDERS THAT ARE PARTY HERETO

as the Lenders,

and

PERNIX IRELAND PAIN LIMITED

as Borrower

Dated as of July 21, 2017

Page

1. DEFINITIONS AND CONSTRUCTION.	1
1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.	1
1.2 Accounting Terms	1
1.3 Code	1
1.4 Construction.	2
1.5 Time References	2
1.6 Schedules and Exhibits	2
2. LOANS AND TERMS OF PAYMENT.	3
2.1 Loans.	3
2.2 [Reserved].	3
2.3 Borrowing Procedures and Settlements.	3
2.4 Payments; Reductions of Commitments; Prepayments.	5
2.5 Promise to Pay; Promissory Notes.	8
2.6 Interest Rates: Rates, Payments, and Calculations.	9
2.7 Crediting Payments.	10
2.8 Designated Account.	10
2.9 Maintenance of Loan Account; Statements of Obligations.	11
2.10 [Reserved].	11
2.11 [Reserved].	11
2.12 [Reserved].	11
2.13 Capital Requirements.	11
2.14 Incremental Loans.	12
3. CONDITIONS; TERM OF AGREEMENT.	13
3.1 Conditions Precedent to the Closing Date Loans	13
3.2 Conditions Precedent to each Subsequent Loan.	13
3.3 Conditions Precedent to all Extensions of Credit	14
3.4 Maturity.	14
3.5 Effect of Maturity	14
3.6 Early Termination by Borrower	14

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(continued)

Page

4. REPRESENTATIONS AND WARRANTIES.	14
4.1 Due Organization and Qualification; Subsidiaries.	15
4.2 Due Authorization; No Conflict.	15
4.3 Governmental Consents..	16
4.4 Binding Obligations; Perfected Liens.	16
4.5 Title to Assets; No Encumbrances; Intellectual Property.	16
4.6 Litigation.	16
4.7 Compliance with Laws.	17
4.8 No Material Adverse Effect	17
4.9 No Liquidation	17
4.10 Employee Benefits.	17
4.11 Environmental Condition.	17
4.12 Complete Disclosure.	18
4.13 Patriot Act.	18
4.14 Indebtedness.	18
4.15 Payment of Taxes	18
4.16 Margin Stock	19
4.17 Governmental Regulation..	19
4.18 OFAC.	19
4.19 Employee and Labor Matters..	19
4.20 [Reserved].	19
4.21 Leases	19
4.22 [Reserved].	20
4.23 [Reserved].	20
4.24 [Reserved].	20
4.25 [Reserved].	20
4.26 Health Care and Regulatory Matters.	20
4.27 FDA Regulatory Compliance.	21
4.28 Material Contracts.	22
5. AFFIRMATIVE COVENANTS.	22

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(continued)

Page

5.1 Financial Statements, Reports, Certificates.	22
5.2 [Reserved].	22
5.3 Existence.	22
5.4 Maintenance of Properties..	22
5.5 Taxes	22
5.6 Insurance.	23
5.7 Inspection.	23
5.8 Compliance with Laws.	23
5.9 Environmental.,	23
5.10 [Reserved].	24
5.11 Formation or Acquisition of Subsidiaries.	24
5.12 Further Assurances.	24
5.13 Zohydro Assets.	25
5.14 [Reserved].	25
5.15 [Reserved].	25
5.16 Compliance with Health Care Laws.	25
5.17 Use of Proceeds.	26
5.18 Post Closing Obligations	26
6. NEGATIVE COVENANTS.	26
6.1 Indebtedness.	26
6.2 Liens.	26
6.3 Restrictions on Fundamental Changes,	26
6.4 Disposal of Assets..	27
6.5 Nature of Business.	27
6.6 Prepayments and Amendments.	27
6.7 Restricted Payments	29
6.8 Accounting Methods	30
6.9 Investments.	30
6.10 Transactions with Affiliates:	30
6.11 Use of Proceeds.	31
6.12 Limitation on Issuance of Equity Interests.	31

 -iii-

(continued)

Page

6.13 Negative Pledge..	31
6.14 Borrower's Activities.	31
6.15 Burdensome Agreements.	31
7. [RESERVED].	32
8. EVENTS OF DEFAULT.	32
8.1 Payments	32
8.2 Covenants	32
8.3 Judgments.	33
8.4 Voluntary Bankruptcy, etc.	33
8.5 Involuntary Bankruptcy, etc.	33
8.6 Default Under Other Agreements.	33
8.7 Representations, etc.	33
8.8 Guaranty.	33
8.9 Security Documents	33
8.10 Loan Documents	33
8.11 Change in Control. A Change in Control shall occur.	34
9. RIGHTS AND REMEDIES.	34
9.1 Rights and Remedies.	34
9.2 Remedies Cumulative.	34
10. WAIVERS; INDEMNIFICATION.	34
10.1 Demand; Protest; etc.	34
10.2 The Lender Group’s Liability for Collateral..	35
10.3 Indemnification	35
11. NOTICES.	36
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.	37
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	38
13.1 Assignments and Participations.	38
13.2 Successors	40
14. AMENDMENTS; WAIVERS.	40

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(continued)

Page

14.1 Amendments and Waivers.	40
14.2 Replacement of Certain Lenders.	42
14.3 No Waivers; Cumulative Remedies	42
15. AGENT; THE LENDER GROUP.	42
15.1 Appointment and Authorization of Agent.	42
15.2 Delegation of Duties.	43
15.3 Liability of Agent	43
15.4 Reliance by Agent..	43
15.5 Notice of Default or Event of Default.	44
15.6 Credit Decision..	44
15.7 Costs and Expenses; Indemnification	44
15.8 Agent in Individual Capacity.	45
15.9 Successor Agent	45
15.10 Lender in Individual Capacity.	46
15.11 Collateral Matters.	46
15.12 Restrictions on Actions by Lenders; Sharing of Payments.	47
15.13 Agency for Perfection.	48
15.14 Payments by Agent to the Lenders.	48
15.15 Concerning the Collateral and Related Loan Documents.	48
15.16 Confidentiality; Disclaimers by Lenders; Other Reports and Information.	48
15.17 Several Obligations; No Liability	48
16. WITHHOLDING TAXES.	49
16.1 Payments.	49
16.2 Exemptions.	49
16.3 Reductions.	51
16.4 Refunds	51
17. GENERAL PROVISIONS.	51
17.1 Effectiveness.	51
17.2 Section Headings.	52
17.3 Interpretation..	52

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(continued)

Page

17.4 Severability of Provisions.	52
17.5 [Reserved].	52
17.6 Debtor-Creditor Relationship.	52
17.7 Counterparts; Electronic Execution.	52
17.8 Revival and Reinstatement of Obligations; Certain Waivers	52
17.9 Confidentiality.	53
17.10 Survival.	54
17.11 Patriot Act..	54
17.12 Integration.	54

 -vi-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Notice of Borrowing
Exhibit C-1	Form of Compliance Certificate
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit N-1	Form of Note
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule G-1	Generics Assets
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent to Closing Date Loan
Schedule 3.2	Conditions Precedent to Each Subsequent Loan
Schedule 4.1(b)	Capitalization of Borrower
Schedule 4.1(c)	Capitalization of Parent’s Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.5	Intellectual Property
Schedule 4.6(b)	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.15	Tax Related Proceedings
Schedule 4.26	Regulatory Disclosure
Schedule 4.29	Insurance
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.17	Subsequent Loans – Use of Proceeds
Schedule 5.18	Post-Closing Obligations

 -vii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of July 21,, 2017, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”) and Pernix IRELAND PAIN LIMITED, a private company limited by shares incorporated under the laws of the Republic of Ireland (and expected to be converted after the Closing Date to a designated activity company incorporated under the laws of Ireland and in connection therewith, renamed as Pernix Ireland Pain Designated Activity Company) (the “Borrower”).

WHEREAS, capitalized terms used in the preamble hereto and in these Recitals shall have the respective meanings set forth for such terms in Schedule 1.1;

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility and the Lenders are willing to do so on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1               Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2               Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that (i) if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto, and (ii) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a pro forma basis. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Financial Accounting Codification Section 825-10 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3               Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4               Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where the context otherwise requires, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the indefeasible payment or repayment in full in cash of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor and (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in cash of all other outstanding Obligations other than unasserted contingent indemnification Obligations and (d) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time. Any references in this Agreement to “Articles” and/or “Sections” which make reference to any particular piece of legislation or statute, including without limitation, Bankruptcy Code, ERISA, IRC and/or the Code shall for greater certainty mean the equivalent section in the applicable piece of legislation to the extent that the context implies reference to such other similar or equivalent legislation as is in effect from time to time in any other applicable jurisdiction, as applicable. Furthermore, where any such reference is meant to apply to such other similar or equivalent legislation where such other similar or equivalent legislation has parallel or like concepts, then such references shall import such parallel or like concepts from such other similar or equivalent legislation, as applicable.

1.5               Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6               Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.             LOANS AND TERMS OF PAYMENT.

2.1               Loans.

(a)                Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the other Loan Documents, each Lender agrees, severally and not jointly, to make (a) a Loan to the Borrower on the Closing Date (the “Closing Date Loan”) and (b) Loans to the Borrower from time to time after the Closing Date on any Business Day during the Availability Period (each such Loan a “Subsequent Loan”), in each case, in an aggregate amount not to exceed such Lender’s Commitment; provided that the aggregate principal amount of the Closing Date Loan shall not be greater than $30,000,000 and the aggregate principal amount of all Subsequent Loans shall not be greater than $15,000,000. Amounts repaid or repaid in respect of Loans may not be reborrowed.

(b)               Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(c)                The outstanding principal amount of the Loans, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.2               [Reserved].

2.3               Borrowing Procedures and Settlements.

(a)                Procedure for Borrowings. Each Borrowing shall be made by a written request in the form attached hereto as Exhibit B-1 (a “Notice of Borrowing”) by an Authorized Person delivered to Agent and received by Agent no later than 11:00 a.m. on the Business Day that is four (4) Business Days prior to the requested Funding Date, specifying, in each case, (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that (i) a Notice of Borrowing in respect of any Borrowing to be made on the Closing Date may be delivered no later than 5:00 p.m. on the Business Day prior to the Closing Date, (ii) Agent may, at the direction of the Required Lenders in their sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day and (iii) no Notice of Borrowing shall be delivered to any Lender during the hours of 9:00 a.m. through 4:00 p.m., New York City time, on any Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within one (1) Business Day of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)               Funding of Borrowings. After receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall promptly notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; provided that no Notice of Borrowing shall be delivered to any Lender during the hours of 9:00 a.m. through 4:00 p.m., New York City time, on any Business Day. Each Lender shall make each Loan to be made by it hereunder on the proposed Funding Date thereof by wire transfer of immediately available funds by 2:00 p.m. on the Business Day that is the requested Funding Date to the Designated Account or other applicable account in accordance with Section 3; provided, that no Lender shall have an obligation to make any Loan if one or more of the applicable conditions precedent set forth in Section 3 has not been or will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived in accordance with the applicable provisions of Section 3. The Agent will make such

Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Designated Account. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(c)                [reserved].

(d)               [reserved].

(e)                [reserved].

(f)                Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Loans, owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)                Defaulting Lenders.

(i)                 Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to each Non-Defaulting Lender ratably in accordance with their Pro Rata Share (but, in each case, only to the extent that such Defaulting Lender’s portion of a Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (B) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be advanced to or for the benefit of Borrower as such Defaulting Lender’s Pro Rata Share of any Subsequent Loan required to be made pursuant to Section 2.1 from any remaining Commitments (upon the request of Borrower and subject to the conditions set forth in Sections 3.2 and 3.3) as if such Defaulting Lender had made its portion of Loans (or other funding obligations) hereunder, and (C) from and after the date on which the Commitments are cancelled or terminated and all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (H) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its permitted discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (x) the date on which all of the Non-Defaulting Lenders, Agent and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (y) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance to Agent of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations, including all interest, fees, and other amounts that may be due and payable in respect thereof); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h)               Independent Obligations. All Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4               Payments; Reductions of Commitments; Prepayments.

(a)                Payments by Borrower.

(i)                 Except as otherwise expressly provided herein, all payments made or remitted by Borrower under this Agreement or the other Loan Documents shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein. Any payment received by Agent later than 2:00 p.m. shall be deemed to have been received (unless Agent, at the direction of the Required Lenders in their sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. Without limiting the generality of the foregoing, Agent may require that any payments due under this Agreement be made in the United States.

(ii)               Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid; provided that such interest shall be an obligation of the Borrower and shall be payable by the Borrower upon demand.

(b)               Apportionment and Application.

(i)                 So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)               Subject to Section 2.4(b)(v) and Section 2.4(d), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)             At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

A.                 first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent from the Loan Parties under the Loan Documents, until paid in full,

B.                 second, to pay any fees or premiums then due to Agent from the Loan Parties under the Loan Documents until paid in full,

C.                 third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders from the Loan Parties under the Loan Documents, until paid in full,

D.                 fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

E.                  fifth, ratably, to pay interest accrued in respect of the Loans until paid in full,

F.                  sixth, ratably, to pay the principal of all Loans until paid in full,

G.                 seventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

H.                 eighth, ratably to pay any Obligations owed to Defaulting Lenders; and

I.                    ninth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv)             Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(v)               In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)             For purposes of Section 2.4(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)           In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)                Termination of Commitments.

(i)                 Scheduled Termination of Commitments. Upon (i) the making of the Closing Date Loans on the Closing Date, the Commitments shall be reduced by $30,000,000 on the Closing Date, and (ii) the making of each Subsequent Loan, Commitments in an amount equal to the principal amount of such Subsequent Loans shall terminate on the date of such Borrowing. Unless previously terminated in full, all unused Commitments shall terminate on the last Business Day of the Availability Period. Any Incremental Term Commitment shall terminate as set forth in the applicable Incremental Agreement.

(ii)               Optional Termination and Reduction of Commitments. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000.

The Borrower shall notify the Agent in writing of any election to terminate or reduce the Commitments under Section 2.4(c)(ii) at least three (3) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.4(c)(ii) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon other transactions, in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Pro Rata Share; provided that if any Lender is a Defaulting Lender at such time as the Borrower elects to terminate or reduce the Commitments hereunder, the Borrower may (in its discretion) apply all or any portion of the Commitments to be reduced, to the Commitment of any one or more Defaulting Lenders specified by the Borrower before applying any remaining reduction ratably to all other Lenders.

(d)               Prepayments.

(i)                 Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with Section 2.4(d)(i)(A).

(A)       Notice and Terms of Optional Prepayment. Borrower shall notify the Agent by delivery of a notice of prepayment executed by an Authorized Person of any prepayment hereunder not later than 11:00 a.m., at least three (3) Business Days prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon other transactions, in which case such notice may be revoked by the Borrower (by written notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the applicable Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.6(d). Each prepayment hereunder shall be in an amount that is an integral multiple of $1,000,000 (or such lesser amount or integral to repay all outstanding Loans).

(ii)               Mandatory Prepayments.

(A)        In the event (x) Parent and its Subsidiaries receive any Net Cash Proceeds in any fiscal year from Non-Exclusive Licenses made pursuant to clause (d) of the definition of “Permitted Dispositions” under this Agreement (or, without duplication, clause (d) of the definition of “Permitted Dispositions” under the ABL Credit Agreement, Section 4.16(b) of the 2017 Indenture or any provision in any document governing any permitted Refinancing Indebtedness of any of the foregoing requiring a mandatory prepayment or redemption or mandatory offer to prepay or redeem based on receipt of proceeds from any non-exclusive license) and (y) if, at any time, the accumulated Excess Proceeds equal or exceed $5,000,000, then a prepayment amount in accordance with the applicable NEL Ratio shall be required to be applied in accordance with clause (D) below. “NEL Ratio” means (1) 50% of the aggregate Net Cash Proceeds (to the extent constituting Excess Proceeds) of up to $5,000,000 received by Parent and its Subsidiaries in any fiscal year from Non-Exclusive Licenses and (2) 75% of the aggregate Net Cash Proceeds (to the extent constituting Excess Proceeds) in excess of $5,000,000 received by Parent and its Subsidiaries in any fiscal year from Non-Exclusive Licenses.

(B)       In the event that Parent and its Subsidiaries receive any Net Cash Proceeds in excess of the Disposition Threshold from sales or dispositions of assets pursuant to clause (q) of the definition of “Permitted Dispositions” under this Agreement (or, without duplication, clause (q) of the definition of “Permitted Dispositions” under the ABL Credit Agreement, Section 4.16(a) of the 2017 Indenture or any provision in any document governing any permitted Refinancing Indebtedness of any of the foregoing requiring a mandatory prepayment or redemption or mandatory offer to prepay or redeem based on receipt of proceeds from any Asset Sale other than a non-exclusive license), 100% of such Net Cash Proceeds shall be required to be applied in accordance with clause (D) below.

(C)  [reserved].

(D)  Any prepayment required pursuant to clauses (A) through (B) above shall be applied to obligations under this Agreement, obligations under the 2017 Indenture and obligations under the ABL Credit Agreement in the following manner:  all prepayment amounts shall first, be offered to prepay the outstanding principal amount of the Loans hereunder (with the balance, if any, to reduce permanently any unused Commitments hereunder) in accordance with the provisions of this clause (D), second, be offered to redeem the principal amount of the notes outstanding under the 2017 Indenture in accordance with the terms thereof and third, be applied to prepay the loans outstanding under the ABL Credit Agreement (together with a corresponding permanent reduction in commitments thereunder) in accordance with the terms thereof.  The offer to prepay under clause first shall be made as follows:  within three (3) Business Days after the occurrence of any prepayment event described in clauses (A) through (C) above, the Borrower shall make an offer to apply all applicable prepayment amounts to prepay the outstanding principal amount of the Loans hereunder (with the balance, if any, to reduce permanently any unused Commitments hereunder) on the date that is three (3) Business Days after the offer date (a “Prepayment Date”). Any Lender may elect not to accept its pro rata portion of any such prepayment amount  pursuant to clause first above (the “Declined Amount”) by delivering a written notice thereof to the Agent at least one Business Day prior to the applicable Prepayment Date, which Declined Amount shall then be applied in accordance with clauses second and third above.

2.5               Promise to Pay; Promissory Notes.

(a)                      Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including

Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)                     Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes (each a “Note”), in substantially the form attached hereto as Exhibit N-1. In such event, Borrower shall execute and deliver to such Lender the requested Note payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such Note and interest thereon shall at all times be represented by one or more Notes in such form payable to the order of the payee named therein.

2.6               Interest Rates: Rates, Payments, and Calculations.

(a)                Interest Rates. Except as provided in Section 2.6(c), the Loans (including any Additional PIK Principal) shall bear interest (from the date of incurrence through but excluding the date of repayment or prepayment (whether by acceleration or otherwise)) as follows:

(i)                 if only Cash Interest is paid on the applicable Interest Payment Date, 7.50% per annum, and

(ii)               if any PIK Interest is paid on the applicable Interest Payment Date pursuant to Section 2.6(d), 8.50% per annum.

(b)               [Reserved].

(c)                Default Rate. Upon the occurrence and during the continuation of an Event of Default (automatically upon the occurrence of any Event of Default pursuant to Section 8.1, 8.4 or 8.5 and otherwise at the election of Agent or the Required Lenders), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable thereunder.

(d)               Payment.

(i)                 All interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date or any earlier date of repayment or prepayment of such Loan.

(ii)               The Borrower may, at its sole discretion (an “Interest Election”), elect to pay interest on the Loans in respect of any Interest Payment Date, (A) entirely in cash (“Cash Interest”) or (B) partly as Cash Interest and partly by adding the amount of such interest up to a maximum amount of 4.00% per annum to the outstanding principal amount of the Loans (“PIK Interest”, and the amount of any such PIK Interest added to the principal of the Loans on any Interest Payment Date as required by the relevant Interest Election(s), the “Additional PIK Principal”) (with Cash Interest and Additional PIK Principal to be allocated pro rata among the Lenders in proportion to the aggregate principal amount of the portion of the Loan held by each Lender).

(iii)             Borrower must make an Interest Election by delivering a notice to the Agent no later than three (3) Business Days prior to the effective date of any Interest Election, which notice shall specify (x) whether such Interest Election is made under clause (ii)(A) or (ii)(B) of the immediately preceding paragraph and (y) the effective date of such Interest Election. An Interest Election (as to the portion of the interest payable as PIK Interest subject to such Interest Election only) shall remain in effect until the earlier of (i) the date that is three months following the effective date of such Interest Election and (ii) the Maturity Date. The Agent shall promptly deliver a corresponding notice to each Lender. In the absence of such an election for any Interest Payment Date, interest on the Loans shall be payable according to the Interest Election most recently made pursuant to this Section 2.6(d) (or, in the case of the first Interest Payment Date, in cash).

(iv)             Cash Interest on each Loan shall be paid in arrears on each Interest Payment Date applicable to such Loan. PIK Interest on each Loan shall be payable by increasing the outstanding principal amount of the Loans by the amount of Additional PIK Principal, rounded up to the nearest whole dollar on the Interest Payment Date for such period as required by the relevant Interest Election(s). Interest shall also be paid on the date of any prepayment of Loans under Section 2.4 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof.

(e)                Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 365/366 day year, for the actual number of days elapsed in the period during which the interest or fees accrue.

(f)                Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g)                Payment. Except to the extent provided to the contrary in Section 2.6(c), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the Interest Payment Date and, with respect to accrued and unpaid interest on any Loan being prepaid or repaid, the date of such prepayment or repayment, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorize Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) as and when due and payable, all fees payable hereunder or under any of the other Loan Documents, (B) as and when incurred or accrued, all Lender Group Expenses, and (C) as and when due and payable all other payment obligations payable under any Loan Document. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Loans.

2.7               Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account in Dollars on a Business Day on or before 2:00 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, at the direction of the Required Lenders in their sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8               Designated Account. Agent and any other member of the Lender Group is authorized to make the Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9               Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Loans made by Agent or the Lenders to Borrower or for Borrower’s account and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10            [Reserved].

2.11            [Reserved].

2.12            [Reserved].

2.13            Capital Requirements.

(a)                If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by such Lender, or its parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital as a consequence of such Lender’s commitments hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in

Law that is retroactive or if the effects of such Change in Law were not reasonably known to such Lender during such 180-day period referred to above, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof or the date such effects of such Change in Law became known or would have reasonably been known to such Lender, as applicable. Borrower shall not be required to pay any amount to any Person under this Section 2.13(a) in respect of any Taxes governed by Section 16 of this Agreement or any Excluded Taxes.

(b)               If any Lender requests amounts under Section 2.13(a) (such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.13(a) and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.13(a), then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13(a), may substitute a Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c)                Notwithstanding anything herein to the contrary, the protection of Section 2.13 shall be available to each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14            Incremental Loans.

(a)                At any time during the period from and after the Closing Date through but excluding the final day of the Availability Period, the Borrower may (but subject to the conditions set forth in clauses (b) and (c) below), add one or more new tranches of term facilities and/or increase the principal amount of the term loan commitments by an amount in the aggregate for all such new tranches and increases in term loan commitments not to exceed $20,000,000 (each such new tranche or increase, an “Incremental Facility” and the loans thereunder, “Incremental Loans”). Incremental Facilities may be provided by any Lender (it being understood that no Lender shall be obligated to increase its Commitments or participate in any Incremental Facility) or any prospective lender who is reasonably satisfactory to Agent and Borrower. The Borrower shall not be obligated to offer the opportunity to any Lender (other than the Initial Lenders) to participate in any Incremental Facility. Any Incremental Facility shall be in an amount of at least $1,000,000.

(b)               Each of the following shall be conditions precedent to any Incremental Facility:

(i)                 Agent or Borrower has obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrower to provide the applicable Incremental Facility and any such Lenders (or prospective lenders) shall have executed and delivered to the Agent and the Borrower such documentation as may be reasonably required by the Agent to evidence and effectuate such Incremental Facility (an “Incremental Agreement” and the date of the effectiveness of such Incremental Agreement the “Incremental Date”), in form and substance reasonably satisfactory to the Initial Lenders (or, if no Initial Lenders are party to this Agreement at such time, the Required Lenders), to which such Lenders (or prospective lenders), Borrower, and Agent are party, and

(ii)               each of the conditions precedent set forth in Section 3.2 are satisfied.

On the Incremental Date of such Incremental Agreement, each Lender party thereto and not previously a party to this Agreement shall become a Lender for all purposes in connection with this Agreement. Any Incremental Agreement may, with the consent of Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed Incremental Facility, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14.

(c)                The terms and provision of the Loans made pursuant to any Incremental Facility shall be as follows:

(i)                 the creation or provision of any Incremental Facility shall require the approval of the Initial Lenders (or, if no Initial Lenders are party to this Agreement at such time, the Required Lenders) (which approval shall be separate and distinct from such Lender’s discretionary right to agree to provide any portion of any Incremental Facility and any such approval of the providing of Incremental Loans or the Borrower’s entering into any Incremental Facility shall not, in and of itself, require or imply that such Lender agrees to provide any portion of such Incremental Facility),

(ii)               the terms and conditions applicable to any Incremental Loan shall be identical to the Loans (it being understood that Incremental Loans may be a part of the Loans), except (x) as to maturity and amortization (which shall be subject to the following clauses (iii) and (iv)), (y) terms and conditions that are not more favorable to the Lenders of such Incremental Loan relative to the Lenders holding the Loans outstanding immediately prior to the incurrence of such Incremental Loan and (z) as may be otherwise agreed to by the Initial Lenders (or, if no Initial Lenders are party to this Agreement at such time, the Required Lenders), the Lenders making such Incremental Loan and Borrower; provided that the terms and conditions applicable to any Incremental Loan maturing after the latest Maturity Date in effect for the Loans outstanding immediately prior to the incurrence of such Incremental Loan may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such latest Maturity Date,

(iii)             the Weighted Average Life to Maturity of any Incremental Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the then existing Loans, and

(iv)             the maturity date of the Incremental Loans shall not be earlier than the Latest Maturity Date then in effect.

(d)                     Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Loans shall be deemed, unless the context otherwise requires, to include Loans made pursuant to any Incremental Facility pursuant to this Section 2.14.

The Incremental Loans established pursuant to this Section 2.14 shall constitute Loans under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the

Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such Incremental Facility.

3.             CONDITIONS; TERM OF AGREEMENT.

3.1               Conditions Precedent to the Closing Date Loans. The obligation of each Lender to make the Closing Date Loan provided for hereunder is subject to the fulfillment, to the satisfaction of each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such Closing Date Loan by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent unless the Agent has received written notice from such Lender prior to the Closing Date specifying its objection thereto), as well as the conditions set forth in Section 3.3.

3.2               Conditions Precedent to each Subsequent Loan. The obligation of each Lender to make each Subsequent Loan provided for hereunder is subject to the fulfillment, to the satisfaction of the Required Lenders, of each of the conditions precedent set forth on Schedule 3.2 (the making of such Subsequent Loan by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent unless the Agent received written notice from such Lender prior to the applicable Funding Date specifying its objection thereto), as well as the conditions set forth in Section 3.3.

3.3               Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Loan hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)                the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Loan, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)               no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.4               Maturity. Subject to Section 9.1, this Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.5               Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s Commitments have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.6               Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (or such longer date as the Required Lenders may agree), of the conditions subsequent described in Section 5.18 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (after giving effect to any extensions agreed to by the Required Lenders), shall constitute an Event of Default).

3.7               Early Termination by Borrower. Borrower has the option, at any time upon ten (10) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may, by written notice to Agent, rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination and the termination notice was stated to be conditional upon such closing (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of the Required Lenders if the termination notice was stated to be conditional upon the occurrence of a specified event, which event has not yet occurred (which consent shall not be unreasonably withheld or delayed to the extent not exceeding an aggregate period of an additional five Business Days).

4.             REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan made thereafter, as though made on and as of the date of such Loan (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1               Due Organization and Qualification; Subsidiaries.

(a)                Parent and each Loan Party (i) is duly organized, incorporated (in the case of each Loan Party incorporated in Ireland) and existing and (to the extent such concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)               Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its or any of its Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any of its or any of its Subsidiaries’ Equity Interests.

(c)                Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent and (iii) identification of whether such Subsidiary is a Guarantor. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)               Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2               Due Authorization; No Conflict.

(a)                As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)               As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of Requirements of Law applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under (A) 2015 Note Purchase Documents, the 2017 Note Purchase Documents, the Treximet Note Purchase Documents, the ABL Loan Documents or any other Material Debt Documents or (B) any other Material Contract, except to the extent for purposes of this clause (B), any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Collateral Liens, (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party or any Subsidiary, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of any Material Contract (other than the debt documents referred to in subclause (ii)(A) above), for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect or (v) or materially adversely affect any Health Care Permit.

4.3               Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral not yet required to be made pursuant to the terms of this Agreement or the other Loan Documents, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4               Binding Obligations; Perfected Liens.

(a)                Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, examinership, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)               Agent’s Liens are validly created, perfected and first priority Liens, or will be perfected, with the priority required by this Agreement, within any applicable timeframes as set forth in the Loan Documents (except, in the case of perfection of any Lien, to the extent none of the Loan Parties are required to take any further steps or actions pursuant to any Loan Document to perfect such Lien), subject only to Permitted Collateral Liens.

4.5               Title to Assets; No Encumbrances; Intellectual Property. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered to the Initial Lenders prior to the Closing Date or delivered pursuant to Section 5.1, as applicable, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens. Each of Borrower and its Subsidiaries (if any) owns, or possesses the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as conducted, except for those for which the failure to own or possess the right to use could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, a complete and correct list of all of (x) the registrations and applications for Intellectual Property applicable to any of the Products or otherwise owned by any of the Loan Parties or its Subsidiaries and (y) licenses of Intellectual Property (including Patent Licenses) applicable to any of the Products is set forth on Schedule 4.5. To Borrower’s knowledge, the operation of Borrower’s and each of its Subsidiaries’ respective businesses, by Borrower or any of its Subsidiaries as currently conducted, does not infringe upon or otherwise violate any Intellectual Property owned by any other Person, except as, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation alleging that the Intellectual Property owned or used by Borrower or any of its Subsidiaries, or the conduct of any Borrower’s or any of its Subsidiaries’ businesses, infringe or otherwise violate the Intellectual Property of any Person, is pending or, to knowledge of Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To Borrower’s knowledge, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property owned by any of the Loan Parties or their Subsidiaries, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. No Loan Party holds any assets as the trustee of any trust.

4.6               Litigation.

(a)                There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)               Schedule 4.6(b) sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of $2,000,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries.

(c)                To the knowledge of the Loan Parties, there is no pending or threatened Health Care Proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator against or affecting any Loan Party or any Subsidiary of any Loan Party, except to the extent such pending or threatened Health Care Proceeding could not reasonably be expected to result in a Material Adverse Effect. No Loan Party has received written notice of any such Health Care Proceeding against or affecting such Loan Party or any Subsidiary of such Loan Party.

4.7               Compliance with Laws. No Loan Party nor any of its Subsidiaries is: (a) in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any other Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8               No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, as expressly noted therein and/or in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2016, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries (it being understood and agreed that the award entered on February 2, 2017 in the arbitration proceeding among certain Affiliates of Borrower and GlaxoSmithKline LLC, Glaxo Group Limited, GlaxoSmithKline Intellectual Property Holdings Limited, GlaxoSmithKline Intellectual Property Management Limited and any other proceedings or events related to such award or such proceeding has not resulted nor could reasonably be expected to result in a Material Adverse Effect).

4.9               No Liquidation. All indebtedness represented by the Loans is being incurred for proper purposes and in good faith. As of the Closing Date and as of the date of the making of any Loans hereunder, no steps have been taken or are currently intended by any Loan Party or, to the knowledge of the Loan Parties, any other Person for the winding-up, liquidation, dissolution or administration or for the appointment of a receiver or administrator of any Loan Party for all or any of the Loan Parties’ properties or assets. As of the Closing Date, after giving pro forma effect to the Transactions and the assumed use of the proceeds of the Transactions to invest in the business of the Parent and its Subsidiaries, Parent and its Subsidiaries, taken as a whole and on a consolidated basis, will be able to pay their debts in the ordinary course of business.

4.10            Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to, or within the last six years has contributed to, any Benefit Plan or Multiemployer Plan.

4.11            Environmental Condition. Except as set forth on Schedule 4.11, (a) to Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site or as a location at which any material Remedial Action is required pursuant to any Environmental Law, (c) no Loan Party nor any of its Subsidiaries has received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries or that any such Environmental Lien has caused such Real Property to be subject to any material restrictions on the ownership, occupancy, use of transferability of such Real Property by any Loan Party or any of its Subsidiaries, (d) except to the extent such Loan Party or Subsidiary has set aside on its books financial reserves as required by GAAP (or such other generally accepted accounting principles as may be applicable in the relevant jurisdiction), to Borrower’s knowledge, there are no releases of Hazardous Materials at, on, under, from or affecting any Real Property, or other Environmental Liabilities, that are reasonably expected to form the basis of a material Environmental Action against any Loan Party or any of its Subsidiaries and (e) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding Environmental Action or any written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12            Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. As of the date on which any Projections are delivered to Agent and/or the Lenders, such Projections represent Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent and/or Lenders (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.13            Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”) and (c) any other applicable Anti-Terrorism Laws. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14            Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15            Payment of Taxes. Except as otherwise permitted under Section 5.5, all income and other material tax returns and reports of each Loan Party and its Subsidiaries required by any Governmental Authority to be filed by any of them have been timely filed with the appropriate Governmental Authority, and all income and other material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid to the appropriate Governmental Authority when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Borrower does not know of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Except as set forth on Schedule 4.15, as of the Closing Date, there is no unstayed action, suit, proceeding, investigation (solely in the case of investigations, known to Borrower), audit, or claim now pending or, to the knowledge of Borrower, threatened by any authority regarding any material taxes relating to the Parent or any of its Subsidiaries. Except as set forth on Schedule 4.15, neither the Borrower nor any of its Subsidiaries has entered into a currently effective agreement or waiver extending, or having the effect of extending, any statute of limitations relating to the payment or collection of any material taxes of the Parent or any of its Subsidiaries.

4.16            Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17            Governmental Regulation. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. No Loan Party is required to be registered under the Investment Company Act of 1940.

4.18            OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19            Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Borrower or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or (iii) as of the Closing Date, to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20            [Reserved].

4.21            Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by the applicable Loan Party or its Subsidiaries exists under any of them, except as could not reasonably be expected to result in a Material Adverse Effect.

4.22            [Reserved].

4.23            [Reserved].

4.24            [Reserved].

4.25            [Reserved].

4.26          Health Care and Regulatory Matters.

(a)                Compliance with Health Care Laws; Health Care Permits. Each Loan Party and each of their respective Subsidiaries is in compliance with all Health Care Laws, Registrations and requirements of Government Drug Rebate Programs applicable to it and its assets, business or operations, except to the extent (x) related to certain DESI Program Products and (y) that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date, (i) each Loan Party and each of their Subsidiaries (x) holds in full force and effect (without default, violation or noncompliance) all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business and operations as presently conducted (including to include its Products in any Government Drug Rebate Program in which it participates), except to the extent where such failure to be in full force and effect or such default, material violation or material noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (y) to the extent prudent and customary in the industry in which it is engaged, has obtained and maintains accreditation from all generally recognized accreditation agencies, (ii) to the knowledge of each Loan Party, no circumstance exists or event has occurred which could reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit that could reasonably be expected to have a Material Adverse Effect, (iii) the Products provided by any Loan Party are qualified for participation in the Government Drug Rebate Programs, and each Loan Party and each of their Subsidiaries is entitled to participate in the Government Drug Rebate Programs and (iv) no Loan Party or any of its Subsidiaries directly bills, receives reimbursement from, or otherwise participates as a provider or supplier in the Medicare or any Medicaid program.

(b)               Rebates. Except to the extent a failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries has timely filed or caused to be timely filed all reports that it is required to file under applicable Requirements of Law with respect to Government Drug Rebate Programs. No Loan Party is aware of any claims, actions or appeals pending before any administrative contractor, intermediary or carrier or any other Governmental Authority with respect to any such reports filed by such Loan Party, or any claim made by any Governmental Authority in connection with any audit of such reports.

(c)                Material Statements. No Loan Party nor any of their Subsidiaries, nor any officer, affiliate, employee or agent of any Loan Party or any Subsidiary of any Loan Party, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Health Care Law that could reasonably be expected to have a Material Adverse Effect.

(d)               Exclusion. Except (1) as disclosed in public filings of the Parent with the SEC prior to the Closing Date or (2) where any of the following would not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of their Subsidiaries, nor, to the knowledge of any Loan Party, any owner, officer, director, partner, agent or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party or any Subsidiary of any Loan Party, has (i) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (ii) been suspended, debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program; (iii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b), (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (d), or (E) criminal offenses under laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iv) been involved or named in a complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

(e)                HIPAA. Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries is in compliance with HIPAA. Further, in each contractual arrangement that is subject to HIPAA, the relevant Loan Party and each of its respective Subsidiaries has: (i) entered into a written business associate agreement (as such term is defined under the HIPAA regulations) that substantially meets the requirements of HIPAA; (ii) at all times complied in all material respects with such business associate agreements in respect of the HIPAA privacy or security standards; and (iii) to such Loan Party or Subsidiary’s knowledge, at no time experienced or had a material unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA regulations) or privacy or security breach or other privacy or security incident within the meaning of HIPAA.

(f)                Corporate Integrity Agreement. Except as disclosed in public filings of the Parent with the SEC prior to the Closing Date, no Loan Party nor any of their Subsidiaries, nor any owner, officer, director, partner, agent or managing employee of any Loan Party or any Subsidiary of any Loan Party, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, consent order, consent decree, settlement agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws, any Government Drug Rebate Programs or the requirements of any Health Care Permit.

4.27            FDA Regulatory Compliance.

(a)                Except as disclosed with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their Subsidiaries has, and it and its Products are in conformance with, all Registrations, (ii) all Registrations are valid and in full force and effect; (iii) to the knowledge of each Loan Party, neither the FDA nor any comparable Governmental Authority is considering limiting, suspending, or revoking any such Registration; (iv) the Loan Parties and each of their Subsidiaries have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Registration; and (v) all reports, documents, claims, permits, adverse event reports, complaints, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by a Loan Party or any of its Subsidiaries have been so filed, maintained or furnished.

(b)               Each Loan Party and each of their Subsidiaries are conducting their business and operations in compliance with all applicable Health Care Laws, except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except (1) with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of their Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of the FDA or any comparable Governmental Authority, warning letter, Form FDA-483, untitled letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, in each case, in respect of such Loan Party or its Subsidiary, and no such obligation has been threatened and (ii) no Loan Party has received written notice from a Governmental Authority that any

Product designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of any Loan Party or any of their Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority are not being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Health Care Laws.

(c)       Except as would not reasonably be expected to be result in a Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by or on behalf of any Loan Party or any of their Subsidiaries are being and have been conducted in compliance with all applicable Health Care Laws including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312 and 314 of the Code of Federal Regulations, and (ii) federal and state Requirements of Law restricting the collection, use and disclosure of individually identifiable health information and personal information.

(d)       Except (i) as disclosed in public filings of the Parent with the SEC prior to the Closing Date or (ii) as would not reasonably be expected to be result in a Material Adverse Effect, neither any Loan Party nor any of their Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued, or received written notice of any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or is currently considering initiating, conducting or issuing any recall of any Product.

4.28            Material Contracts. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract of any Loan Party or Subsidiary (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.29            Insurance. Schedule 4.29 lists all insurance policies maintained by or on behalf of the Borrower as of the Closing Date.

5.                   AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted):

5.1               Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent each of the financial statements, reports, notices and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Loan Party or Subsidiary of a Loan Party will have a fiscal year different from that of Borrower and (c) agrees to maintain a system of accounting that enables Borrower or Parent to produce financial statements in accordance with GAAP.

5.2               IP Security Agreements. In order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, and any other intellectual property registry in any other applicable jurisdiction Agent may reasonably request, each Loan Party or Subsidiary of a Loan Party that owns registered Patents, Trademarks or Copyrights shall execute and deliver to Agent one or more short form Intellectual Property security agreements, or supplements thereto, in appropriate form for filing and in a format acceptable to the Agent in its reasonable discretion, to further evidence Agent’s Lien on such Intellectual Property pursuant to the other applicable Loan Documents.

5.3               Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and (where applicable) good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4               Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).

5.5               Taxes. Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all federal and all other material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that (a) the validity of such governmental assessment or tax is the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax or (b) the failure to pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Borrower will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable law, including those laws concerning state disability, and local, state, and federal income taxes (and any foreign equivalent thereof).

5.6               Insurance. Borrower will, or will cause Parent to, at Borrower’s or Parent’s expense, maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses, damages and other risks and hazards as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, each of Navigators Specialty Insurance Company, Chubb Custom Insurance Company, Ironshore Specialty Insurance Company, Federal Insurance Company and Lloyd’s of London is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to the Required Lenders). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by their or their Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7               Inspection. Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours; provided that, so long as no Event of Default has occurred and is continuing, Agent and the Lenders taken as a whole shall not exercise such rights at the Borrower’s expense more often than one time during any calendar year.

5.8               Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9               Environmental. Borrower will, and will cause each of its Subsidiaries to,

(a)                Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)               Comply, in all material respects, with Environmental Laws and provide to Agent documentation of any material non-compliance which Agent reasonably requests,

(c)                Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release under, or otherwise to come into compliance with, in all material respects, applicable Environmental Law,

(d)               Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) written notice of commencement of any material Environmental Action filed against or written notice that a material Environmental Action will be filed against, Borrower or its Subsidiaries, and (iii) written notice of a material violation, citation, or other administrative order from a Governmental Authority, and

(e)                If Borrower or any of its Subsidiaries, or any tenant or occupant of any Real Property owned, leased or operated by Borrower or any of its Subsidiaries, causes or permits any intentional or unintentional act or omission resulting in the presence or release of any Hazardous Material (except in compliance with applicable Environmental Laws), Borrower agrees to undertake, and/or to cause any of its Subsidiaries, and use commercially reasonable efforts to cause its tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

5.10            Intellectual Property. Each Loan Party and each of its Subsidiaries shall have the duty, with respect to Intellectual Property that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business, to use commercially reasonable efforts to protect and diligently enforce and defend such of its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the

Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s or such Subsidiary’s Trademarks, Patents, Copyrights, Intellectual Property licenses (including Patent Licenses), and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Loan Party or Subsidiary who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality. Each Loan Party and each of its Subsidiaries shall take the steps described in this Section 5.10 with respect to all new or acquired Intellectual Property to which it is now or later becomes entitled that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business. Each Loan Party and each of its Subsidiaries shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business.

5.11            Formation or Acquisition of Subsidiaries. Borrower will, at the time that any Loan Party forms or incorporates any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 20 days of such formation, incorporation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) (a) cause such new Subsidiary to provide to Agent either a joinder to the Security Agreement or a security agreement that is consistent with the Security Agreement or a security agreement that is otherwise customary for such Subsidiary’s jurisdiction of organization or incorporation to provide an “all asset” lien and such other changes as are reasonably satisfactory to the Required Lenders, together with such other guaranty or security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Required Lenders (including being sufficient to grant Agent a first priority Lien (subject only to Permitted Collateral Liens) in and to the types of assets of such newly formed, incorporated or acquired Subsidiary included as “Collateral” or any similar term under the Security Agreement or any Additional Document); (b) grant a first priority lien over the Equity Interests of such new Subsidiary in favor of the Agent to secure the Obligations; (c) cause such new Subsidiary to provide to Agent a guaranty substantially similar to the form of guaranty included in the guaranty and security agreement provided as of the Closing Date in connection with the ABL Credit Agreement, with changes as are reasonably satisfactory to the Required Lenders and (d) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Required Lenders, which, in their opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12            Further Assurances. (a) Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent or the Required Lenders, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, opinions of counsel, and all other documents (together with any security documents executed pursuant to Section 5.11, the “Additional Documents”) that the Agent or Required Lenders may reasonably request in form and substance reasonably satisfactory to the Required Lenders, to create, perfect, ensure the enforceability of and continue perfected or to better perfect Agent’s Liens in all of the assets of Borrower and its Subsidiaries of the type that constitute “Collateral” or any similar term (as defined in the Security Agreement or in any Additional Document) (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), or enable the Agent to apply for any registration, or give any notification in connection with the Agent’s Lien in the Collateral so that the Lien has the priority required by the Agent and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrower if providing such documents would result in material adverse tax consequences to Parent and its Subsidiaries or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by the Required Lenders in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed

Additional Documents in any appropriate filing office; provided that Agent shall not exercise such authority unless Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so or an Event of Default exists. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a first priority perfected Lien on all assets of Borrower and the other Loan Parties (if any) of a type that constitute “Collateral” or any similar term (as defined in the Security Agreement or in any Additional Document).

(b) Upon entry into any Material Contract after the Closing Date, involving aggregate consideration payable to or by the Borrower of $500,000 or more, the Borrower shall promptly (and in any event within 10 Business Days of entry thereto) notify the Agent thereof and after reasonably request by Agent, shall serve a notice of assignment, substantially in the form of Schedule 5 to the Security Agreement, on each of the other parties to such Material Contract and shall use reasonable endeavors to procure that, within 30 days of the date of such notice (or such later date as the Agent may agree in its sole discretion), each of those other parties acknowledges that notice,substantially in the form of Schedule 5 to the Security Agreement.

(c) Upon entry into any material Insurance (as defined in the Security Agreement) involving aggregate coverage of $500,000 or more for the assets of the Borrower, the Borrower shall promptly (and in any event within 10 Business Days of the execution and delivery by the Borrower of the contracts evidencing such Insurance (as defined in the Security Agreement)) notify the Agent thereof and after reasonably request by Agent, shall serve a notice of assignment, substantially in the form of Schedule 6 to the Security Agreement, on each of the other parties to such Insurance (as defined in the Security Agreement) and shall use reasonable endeavors to procure that, within 30 days of the date of such notice (or such later date as the Agent may agree in its sole discretion), each of those other parties acknowledges that notice, substantially in the form of Schedule 6 to the Security Agreement.

5.13            Zohydro Assets. Borrower shall ensure at all times that Agent maintains a perfected first-priority lien on the Borrower’s and each of its Subsidiaries’ right, title and interest in, to and under Zohydro Assets.

5.14            Lender Meetings. Parent will, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a quarterly meeting or conference call (at a mutually agreeable location and time or, in the case of a conference call, at a mutually agreeable time) with all Lenders who choose to participate in such meeting or call at which meeting or call shall be reviewed the financial results of the previous fiscal quarter or year, as applicable, and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal quarter or year, as applicable, of Parent.

5.15            Material Contracts.

(a)       Each Loan Party will, and each Loan Party will cause its Subsidiaries to, comply with all terms and conditions of and fulfill all obligations under each Material Contract to which any of them is a party, except to the extent the failure to so comply would not result in a Material Adverse Effect. Upon the occurrence of a breach of any such Material Contract by any other party thereto, which is not cured as provided therein, each Loan Party will act in a commercially reasonable way in determining whether and how to enforce its, or its Subsidiary’s, as applicable, rights and remedies thereunder.

(b)       Each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to: (i) forgive, release or reduce any payment, or delay or postpone any payment, owed to any Loan Party or any of their respective Affiliates under or in respect of any Material Contract or (ii) amend, modify, restate, cancel, supplement, terminate or waive any provision of any Material Contract, grant any consent thereunder or agree to do any of the foregoing, in each case, to the extent such forgiveness, release, reduction, delay, postponement, amendment, modification, restatement, cancellation, supplement, termination, waiver, grant or agreement would reasonably be expected to result in a Material Adverse Effect.

5.16            Compliance with Health Care Laws.

(a)                Each Loan Party and each of their respective Subsidiaries will comply with all applicable Health Care Laws, except (i) to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) as disclosed with respect to the DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date.

(b)               Except (1) with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits and Registrations which are necessary or useful in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable by any Governmental Authority to any Person; (iii) with relation to any Persons providing services for or on behalf of any Loan Party (either as an employee or independent contractor), (A) not use the services of such Persons who are not, to the Loan Parties’ knowledge, in compliance with all applicable Health Care Laws in the performance of their duties and (B) cause such Persons to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and (iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law. All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of any Loan Party or any of their Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority shall be designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Health Care Laws.

(c)                Each Loan Party and each of their respective Subsidiaries that, in each case, actively engages in the marketing of Products, shall maintain a corporate and health care regulatory compliance program (“RCP”) which addresses the requirements of Health Care Laws, including HIPAA, and includes at least the following components: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including fraud and abuse laws; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the RCP; and (vi) mechanisms to immediately respond to detected violations of the RCP. Each Loan Party and each of their respective Subsidiaries shall modify such RCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws. Upon request, the Agent (and/or its consultants) shall be permitted to review such RCPs.

(d)               Borrower shall provide to Agent upon request, an accurate, complete and current list of all third party rebate agreements with respect to the business of the Loan Parties.

5.17            Use of Proceeds. Borrower shall use the proceeds of each Subsequent Loan only for the purposes listed in Schedule 5.17 hereto, it being understood and agreed that if the proceeds of any Subsequent Loan are used, directly or indirectly, to acquire any Equity Interests of any Person or any other assets, such acquired assets shall be included as Collateral to the same extent as the assets held by Borrower on the Closing Date and any Person whose Equity Interests are so acquired shall become a Guarantor.

5.18            Post-Closing Obligations. Subject to Section 3.6 (with respect to grace periods, notice periods and extensions provided for therein), the Loan Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 5.18, in each case within the time periods specified therefor.

6.              NEGATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted):

6.1               Indebtedness and Contingent Obligations. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to (i) any Indebtedness, except for Permitted Indebtedness or (ii) any Contingent Obligations, except for Permitted Contingent Obligations.

In the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (w) of the definition of “Permitted Indebtedness”, the Borrower on the date of its incurrence, shall be permitted to divide and classify (a “Classification”) such item of Indebtedness in more than one of the types of Permitted Indebtedness and only be required to include the amount and type of such Indebtedness in one of such types and from time to time to reclassify (a “Reclassification”) all or a portion of such item of Indebtedness into one or more of the types of Permitted Indebtedness; provided, that, the Borrower will deliver a certificate executed by an Authorized Officer to the Agent providing details of the nature and amounts of the Classification or Reclassification, as applicable; provided, further, that no Reclassification of Indebtedness into Indebtedness permitted by clause (v) of the definition of “Permitted Indebtedness” is permitted.

6.2               Liens. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3               Restrictions on Fundamental Changes and Sale and Leaseback Transactions. Borrower will not, and will not permit any of its Subsidiaries to do any of the following, except in compliance with Section 6.4:

(a)                enter into any merger, consolidation, reorganization or recapitalization (other than a merger between an Acquisition Subsidiary and a Target to effectuate a Permitted Acquisition),

(b)               liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or

(c)                suspend or cease operating a substantial portion of its or their business, except as expressly permitted pursuant to clause (a) or clause (b) above or pursuant to a transaction permitted under Section 6.4.

(d)               form any new Subsidiary (other than an Acquisition Subsidiary) without the prior written consent of the Required Lenders; provided, that, to the extent the Required Lenders provide consent with respect to the formation of any new Subsidiary, such new Subsidiary shall become a Guarantor pursuant Section 5.11,

(e)                enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, a Loan Party or any Subsidiary of any Loan Party sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

6.4               Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, abandon or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, abandon or otherwise dispose of) any of its or their assets (whether in one transaction or a series of related transactions).

6.5               Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to make any material change in the nature of its or their business as conducted by Parent and its Subsidiaries on the date hereof or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to the then-current business of Parent and its Subsidiaries.

6.6               Prepayments and Amendments. Borrower will not, and will not permit any of its Subsidiaries to,

(a)                Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)                 optionally prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than:

(A)       the Obligations in accordance with this Agreement,

(B)       Permitted Intercompany Advances and the Zohydro Intercompany Note,

(C)       The ABL Facility Debt,

(D)       Permitted Indebtedness owed to any Treximet Indenture Note Party,,

(E)       the Zohydro Holdback Amount to Zogenix, as required pursuant to the terms of the Zogenix Purchase Agreement, so long as no Default or Event of Default exists before or giving effect to any such payment of the Zohydro Holdback Amount,

(F)       with respect to any Material Debt of any Loan Party or Subsidiary (other than the Treximet Note Purchase Debt, the 2015 Note Purchase Debt, the 2017 Note Purchase Debt or the ABL Facility Debt), payments of principal made solely by exchanging such Material Debt for shares of Qualified Equity Interests without any payment of cash (other than in respect of fractional shares in an amount not to exceed $50,000), or

(G)       with respect to the 2017 Note Purchase Debt, (1) payments of principal on the 2017 Note Purchase Debt made solely by exchanging such 2017 Note Purchase Debt for shares of Qualified Equity Interests without any payment of cash (other than in respect of fractional shares in an amount not to exceed $50,000), (2) payments of cash, Equity Interest of Borrower or a combination thereof in satisfaction of conversions of the Notes (as defined in the 2017 Indenture) pursuant to the terms of the 2017 Indenture or (3) redemptions of the Notes (as defined in the 2017 Indenture) pursuant to the terms of the 2017 Indenture.

(ii)               make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)               Directly or indirectly, amend, modify, or change any of the terms or provisions of any of the following:

(i)                 any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (1) the Obligations in accordance with this Agreement, (2) Permitted Intercompany Advances, (3) Indebtedness permitted under clauses (c), (j), (k) and (r) of the definition of Permitted Indebtedness and (4) Indebtedness referred to in clauses (iii) through (vi) below,

(ii)               the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Agent or the Lenders,

(iii)             the Treximet Note Purchase Documents if such amendment or modification would (1) increase the principal amount of such Indebtedness or the rate of interest payable thereon, (2) shorten the maturity date, or the average life to maturity, thereof, (3) prohibit any Loan Party from performing its obligations under the Loan Documents, or restrict or impair the rights of Agent to use any Intellectual Property or license of Intellectual Property on the terms set forth in the Loan Documents, (4) grant Liens on any of the Collateral in favor of the Treximet Note Purchase Creditors (or any of them) or (5) result in the material terms of such Treximet Note Purchase Debt to be less favorable in any material respect to the Loan Parties,

(iv)             the 2015 Note Purchase Documents if such amendment or modification would (1) increase the principal amount of such Indebtedness or the rate of interest payable thereon, (2) shorten the maturity date, or the average life to maturity, thereof, (3) prohibit any Loan Party from performing its obligations under the Loan Documents, or restricting or impairing the rights of Agent to use any Intellectual Property or license of Intellectual Property on the terms set forth in the Loan Documents, (4) grant Liens to secure such 2015 Note Purchase Debt, or (5) result in the material terms of such 2015 Note Purchase Debt to be less favorable in any material respect to the Loan Parties (it being understood and agreed that the 2015 Note Purchase Debt may be amended or otherwise modified to increase or decrease the Conversion Rate (as defined in the 2015 Indenture)),

(v)               the 2017 Note Purchase Documents if such amendment or modification would (1) increase the principal amount of such Indebtedness or the rate of interest payable thereon, (2) shorten the maturity date, or the average life to maturity, thereof, (3) prohibit any Loan Party from performing its obligations under the Loan Documents, or restricting or impairing the rights of Agent to use any Intellectual Property or licenses of Intellectual Property on the terms set forth in the Loan Documents, (4) grant Liens to secure such 2017 Note Purchase Debt, or (5) result in the material terms of such 2017 Note Purchase Debt to be less favorable in any material respect to the Loan Parties (it being understood and agreed that the 2017 Note Purchase Debt may be amended or otherwise modified to increase or decrease the Conversion Rate (as defined in the 2017 Indenture)),

(vi)             the Material Debt Documents (other than the 2015 Note Purchase Documents, the 2017 Note Purchase Documents, the Treximet Note Purchase Documents or the ABL Loan Documents), if such amendment or modification would (1) increase the principal amount of such Indebtedness or the rate of interest payable thereon, (2) shorten the maturity date, or the average life to maturity, thereof, (3) prohibit any Loan Party from performing its obligations under the Loan Documents, or restricting or impairing the rights of Agent to use any Intellectual Property or license of Intellectual Property on the terms set forth in the Loan Documents, (4) grant Liens on any assets of any Loan Party or Subsidiary to secure such Material Debt, other than Liens permitted under clause (u) of the definition of Permitted Liens or (5) result in the material terms of such Indebtedness to be less favorable in any material respect to the Loan Parties, or

(vii)           any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness with a principal or committed amount in excess of $2,000,000, which amendment or modification in any case prohibits any such Loan Party from performing its obligations under this Agreement or any other Loan Document to which it is a party.

6.7               Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as (i) it is permitted by law and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)                Borrower may make repurchases of stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that all such repurchases do not exceed $300,000 in the aggregate per fiscal year; and provided, further, that up to $300,000 of such amount may be carried over and used in subsequent fiscal years, in addition to the amounts permitted for such fiscal year,

(b)               Any Subsidiary of Borrower may make a dividends or distributions to Borrower,

(c)                Any Loan Party or any of its Subsidiaries may make dividends payable solely in its common stock, and (iii) with respect to the 2015 Note Purchase Debt, payable solely in Qualified Equity Interests,

(d)               Any non-Loan Party Subsidiary may make dividends or distributions to another non-Loan Party Subsidiary or a Loan Party,

(e)                Any Loan Party may make dividends or distributions to another Loan Party,

(f)                (i) Borrower may make distributions or dividends paid to Parent (A) to pay reasonable and customary administrative operating costs and expenses incurred in the Ordinary Course of Business and other reasonable and customary corporate overhead costs and expenses (including out-of-pocket administrative, legal, accounting and similar expenses provided by third parties), incurred to third parties in the Ordinary Course of Business, (B) to pay for customary compensation arrangements for, benefits for, indemnification for, reimbursement of expenses of, and employment arrangements with, current or former directors, officers and other employees of Parent and its Subsidiaries entered into in the Ordinary Course of Business, (C) to pay reasonable and customary audit and other accounting and reporting expenses of Parent to third parties, (D) to pay for the payment of reasonable and customary insurance premiums in the Ordinary Course of Business, (E) for cash management purposes in the Ordinary Course of Business, (F) to fund any Restricted Payments as set forth in clauses (g) and (h) below, (G) to pay franchise taxes and other fees, taxes (other than income taxes) imposed upon it and expenses required to maintain its corporate existence, (H) with respect to any taxable period to permit Parent to pay federal and state income taxes then due and owing by Parent; provided that such distributions or dividends shall be limited to an amount equal to the lesser of (x) the sum of (1) if Pernix Holdco 3, LLC and Parent are members of a consolidated, combined or similar income tax group for U.S. federal or state income tax purposes (or Pernix Holdco 3, LLC is disregarded as an entity separate from Parent for U.S. federal income tax purposes) during such period, the federal and state income taxes that Pernix Holdco 3, LLC and its Subsidiaries would have been required to pay with respect to such taxable period if they were a stand-alone tax group with Pernix Holdco 3, LLC as the corporate common parent of such stand-alone tax group, and otherwise zero, and (2) the federal and state income taxes of Parent with respect to such taxable period that are attributable to the income of Borrower and/or its Subsidiaries that is includible in gross income by Parent pursuant to Section 951 of the Code (or any similar or analogous provision of state tax Law) and (y) Parent's aggregate federal and state income tax liability for such taxable period, (I) [reserved], (J) to pay principal of, premium, if any, and interest on, and all other amounts payable under the ABL Facility Debt and the 2017 Note Purchase Debt and (K) to satisfy obligations arising under agreements in the Ordinary Course of Business pursuant to which Parent is party rather than the relevant operating Subsidiary, including, (1) licenses, and co-promotion agreements for products distributed by any Subsidiary of Parent, (2) marketing of products distributed by any Subsidiary of Parent, (3) agreements with pharmacy benefit managers and managed care organizations related to rebates on products distributed by any Subsidiary of Parent, and (4) agreements with distributors that provide for the payment of fees and/or rebates in respect of products distributed by any Subsidiary of Parent,

(g)                Payments in respect of the Zohydro Intercompany Note owed by a Loan Party, including any interest or premium accrued thereon may be made in respect of such Indebtedness,

(h)               Payments owed by a Loan Party expressly permitted by Section 6.6(a), and

(i)                 Borrower and its Subsidiaries may make Restricted Payments to any Treximet Indenture Note Party.

6.8               Accounting Methods. Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9               Investments. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10            Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, permit to exist or renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease, conveyance, transfer, assignment, distribution, abandonment or exchange of property or assets, or the rendering of any service) with any Affiliate of Borrower or any of its Subsidiaries except for:

(a)                transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (A) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Borrower or its Subsidiaries in excess of $2,500,000 for any single transaction or series of related transactions and (B) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate; provided that any transaction or series of transactions pursuant to this clause (a) with an aggregate value in excess of $2,500,000 must first be approved by a majority of the Board of Directors of Parent who are disinterested in the subject matter of the transaction pursuant to a board resolution delivered to the Agent and the Initial Lenders at least two business days prior to the consummation of such transaction; provided, further, that, if the aggregate value of any transaction or series of transactions pursuant to this clause (a) is in excess of $15,000,000, Parent will deliver to the Agent a favorable written opinion from a nationally recognized investment banking, appraisal or accounting firm (x) as to the fairness of the transaction to the relevant Loan Party or Subsidiary, as applicable, from a financial point of view or (y) stating that the terms of such transaction are, taken as a whole, no less favorable to the relevant Loan Party or Subsidiary, as applicable, than those that would have been obtained in a comparable arm’s length transaction by such Loan Party or Subsidiary, as applicable, with a non-Affiliate,

(b)               so long as it has been approved by Borrower’s or its applicable Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,

(c)                so long as it has been approved by Borrower or its applicable Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the Ordinary Course of Business and consistent with industry practice,

(d)               (i) transactions by and between or among the Loan Parties, (ii) transactions solely by and between or among Subsidiaries that are not Loan Parties and (iii) transfers of assets or property to, or payment of Indebtedness owed to, Treximet Indenture Note Parties, in each case subject to, and to the extent permitted by, the terms of this Agreement and the other Loan Documents,

(e)                transactions expressly permitted by Section 6.7 or 6.9, and

(f)                the Transactions or transactions in relation to the Loan Documents, the 2017 Exchange Agreement,, the ABL Facility Documents or the Registration Rights Agreement (as defined in the 2017 Indenture).

6.11            Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in part, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Zohydro Intercompany Note, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with Section 5.17 and other terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12            Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Borrower or a disposition permitted by Section 6.4, Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13            Negative Pledge. Borrower will not, and will not permit any of its Subsidiaries to, create, grant or otherwise cause or suffer to exist or become effective a security interest in Zohydro Assets in favor of any Person other than the Agent, and each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any agreement restricting or placing limitations on its ability to grant a security interest to the Agent in their respective right, title and interest in, to and under Zohydro Assets.

6.14            Borrower’s Activities. Notwithstanding anything to the contrary herein, the Borrower shall not become liable for any material obligations or hold any material assets (other than the Equity Interests of its Subsidiaries) other than as necessary to (i) operate in the Ordinary Course of Business and to pursue Permitted Acquisitions and other new business opportunities permitted by this Agreement or (ii) perform its obligations under (A) the 2017 Note Purchase Documents, (B) the 2015 Note Purchase Documents, (C) the Loan Documents, (D) the ABL Loan Documents, (E) the Zohydro Intercompany Note and (F) the Zohydro Contracts.

6.15            Burdensome Agreements. Except as provided in the following sentence, each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind in any case on the ability of any Subsidiary of any Loan Party to: (A) pay or make Restricted Payments to any Loan Party; (B) pay any Indebtedness owed to any Loan Party; (C) make loans or advances to any Loan Party; or (D) transfer any of its property or assets to any Loan Party. Notwithstanding the immediately prior sentence, each Loan Party and each of the Loan Parties’ Subsidiaries may create, cause or suffer to exist or become effective any such consensual encumbrance or restriction provided by (a) the Loan Documents, (b) the Treximet Indenture and the 2015 Indenture (each as in effect on the Closing Date), (c) the 2017 Indenture and any agreement entered into to refinance all or any part of the

2017 Notes (but only to the extent the consensual encumbrances or restrictions contained therein that limit the actions described in (A) – (D) above are no more restrictive with respect to such actions than the 2017 Indenture if less than all of the 2017 Notes will be refinanced), (d) the ABL Loan Documents, (e) any instrument governing Indebtedness or Equity Interests of a Person acquired by any Loan Party or any of the Loan Parties’ Subsidiaries as in effect at the time of (and not in anticipation of) such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and/or any of its Subsidiaries, or the property or assets of the Person and/or any of its Subsidiaries, so acquired, (f) any instrument governing Indebtedness incurred in connection with a Permitted Acquisition, (g)(x) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the Ordinary Course of Business, (y) net worth provisions in leases and other agreements and (z) provisions restricting cash or other deposits in agreements entered into by each Loan Party or any Subsidiary of such Loan Party in the Ordinary Course of Business, (h) mortgage financings, purchase money obligations and Capital Lease Obligations that impose restrictions on the property owned or leased, (i) any agreement for the sale or other disposition permitted by this Agreement of the Equity Interests or all or substantially all of the property and assets of a Subsidiary of any Loan Party that restricts distributions by that Subsidiary pending its sale or other disposition, (j) Permitted Liens, (k) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business, (l) customary encumbrances or restrictions contained in agreements in connection with Hedge Agreements or Bank Products permitted under this Agreement, (m) customary provisions contained in leases or licenses of Intellectual Property and other agreements, in each case, entered into in the Ordinary Course of Business, or (n) any consensual encumbrance or restriction of any kind existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in the foregoing clauses (a) through (m), or in this clause (n) (provided that the terms and conditions of any such consensual encumbrance or restriction of any kind that limit the actions described in (A) – (D) above are no more restrictive than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented).

6.16            Additional Guarantors. Borrower shall not permit any of its Subsidiaries to Guarantee or otherwise be or become liable for any obligations under the Treximet Indenture, unless such Subsidiary also Guarantees the Obligations on a pari passu or senior basis.

7.                   [RESERVED].

8.                   EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1               Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days or (b) all or any portion of the principal of the Loans;

8.2               Covenants. If any Loan Party or any of its Subsidiaries:

(a)                fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.3 (solely with respect to Borrower’s existence), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.11, 5.13, 5.17 or 5.18 of this Agreement, (ii) Section 6 of this Agreement, (iii) [reserved], or (iv) Section 8 of the Security Agreement;

(b)               fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than with respect to Borrower’s existence), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or

(c)                fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3               Judgments. If one or more final judgments for the payment of money involving an aggregate amount of $2,000,000 or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment;

8.4               Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries, or any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

8.5               Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) such Insolvency Proceeding remains undismissed and unstayed for a period of 30 consecutive calendar days, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6               Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $3,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder (after giving effect to any notice or lapse of time if required thereunder), (b) an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $3,000,000 or more or (c) the occurrence of an “Event of Default” under and as defined in any Treximet Note Purchase Document, any 2015 Note Purchase Document, any 2017 Note Purchase Document, any 2017 Term Facility Document or any other Material Debt Document;

8.7               Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8               Guaranty. If the obligation of any Guarantor under the applicable guaranty agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9               Security Documents. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Collateral Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of the failure of Agent to maintain possession of any Collateral actually delivered to it;

8.10            Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document, or any Loan Party or any of its Subsidiaries shall challenge the enforceability of any material provision of any Loan Document in writing or shall assert in writing that any material provision of any such Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its or their terms (other than by reason of the payment in full of the Obligations or any other termination of any Loan Document in accordance with the terms thereof); or the Liens on any material portion of the Collateral purported to be created under any of the Loan Documents shall cease to be, or shall be asserted in writing by any Loan Party or any of its Subsidiaries not to be, a valid and perfected Lien in such material portion of the Collateral, with the priority required pursuant to this Agreement; or

8.11            Change in Control. A Change in Control shall occur.

9.                   RIGHTS AND REMEDIES.

9.1               Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, with the consent of the Required Lenders and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)                declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b)               declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with any obligation of any Lender to make Loans; and

(c)                exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

9.2               Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.               WAIVERS; INDEMNIFICATION.

10.1            Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2            The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower, except to the extent such loss, damage or destruction is determined by a final non-appealable judgment of a court of competent jurisdiction to have directly resulted from the Agent’s and Lender’s gross negligence or willful misconduct.

10.3            Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Agent in its capacity as such) incurred in advising, structuring, drafting, reviewing or administering the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document or the making of any Loans hereunder, or the use of the proceeds of the Loans provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any

Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents or (ii) a willful and material breach by an Indemnified party of its obligations under this Agreement. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	Pernix Ireland Pain Limited
3 Burlington Road Dublin 4 Ireland

c/o Pernix Therapeutics Holdings, Inc.

10 North Park Place, Suite 201 Morristown, NJ 07960
Attn: General Counsel

Fax No.: (862) 260-8752

with copies to:	Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, New York 10017
Attn: Jinsoo Kim
Fax Number: (212) 450-5800

If to Agent:	Cantor Fitzgerald Securities
Attn: Nils Horning (Legal) 110 E. 59th St. New York, NY 10022 Email: NHorning@cantor.com Telephone Number: 212-829-4889 Fax Number: 646-219-1180

Attn: Jon Stapleton (Credit) 110 E. 59th St. New York, NY 10022 Email: JStapleton@cantor.com

Bobbie Young (Agency) 900 West Trade Street, Suite 725 Charlotte, NC 28202 Email: BankLoansAgency@cantor.com Fax Number: 646-390-1764

with copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Sarah M. Ward
Fax Number: (917) 777-2126

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)                THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)               THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)                TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)               BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)                NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ANY OTHER LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)                CONSENT TO SERVICE OF PROCESS.  THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS, AUTHORIZES AND EMPOWERS PARENT AS ITS AGENT FOR SERVICE OF PROCESS AT ITS OFFICES LOCATED AT 10 NORTH PARK PLACE, SUITE 201 MORRISTOWN, NJ 07960 (OR SUCH OTHER OFFICE OF PARENT LOCATED IN THE UNITED STATES AND NOTIFIED TO AGENT AND THE LENDERS IN WRITING FROM TIME TO TIME FOR PURPOSES OF THIS SECTION 12(F) AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE EFFECTIVENESS OF SUCH CHANGE IN OFFICES FOR PURPOSES OF THIS SECTION 12(F)) TO ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS, NOTICES OR OTHER DOCUMENTS THAT MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING RELATING HERETO IN ANY NEW YORK COURT.

13.               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1            Assignments and Participations.

(a)                (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)       Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within ten (10) Business Days after having received notice thereof; and

(B)       Agent.

(ii)       Assignments shall be subject to the following additional conditions:

A.                 no assignment may be made to a natural person,

B.                 no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

C.                 the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $1,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000),

D.                 each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

E.                  the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,

F.                  unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

G.                 the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)               From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents

(and for the avoidance of doubt, shall have no greater rights under Section 16 than the assigning Lender), and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15, Section 16 and Section 17.9(a).

(c)                [Reserved].

(d)               Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(f)                In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)                Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2            Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.               AMENDMENTS; WAIVERS.

14.1            Amendments and Waivers.

(a)                No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)                 increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate Section 2.4(c)(i),

(ii)               postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)             reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv)             amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)               amend, modify or eliminate Section 3.4,

(vi)             amend any provisions in Section 15.11 that relate to release of Agent’s Liens,

(vii)           other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii)         amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix)             contractually subordinate any of Agent’s Liens (unless otherwise expressly permitted under this Agreement),

(x)               other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or

(xi)             amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii),

(b)               No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;

(c)                [reserved];

(d)               [reserved]; and

(e)                [reserved].

Anything in this Section 14.1 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2            Replacement of Certain Lenders.

(a)                If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b)               Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due and payable in respect thereof. If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Loans.

14.3            No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.               AGENT; THE LENDER GROUP.

15.1            Appointment and Authorization of Agent. Each Lender hereby designates and appoints Cantor Fitzgerald Securities as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents which shall be ministerial and administrative in nature. Without limiting the generality of the foregoing, the Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability with respect to which it is not indemnified or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any debtor relief law applicable to any Defaulting Lender; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right, but not the duty (to the extent exercise of the following would constitute the taking of a discretionary action or the exercise any discretionary powers), to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2            Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact (each, a “Sub-Agent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent and any such Sub-Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 15 shall apply to any such Sub-Agent and to the Related Parties of the Agent and any such Sub-Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities under this Agreement as well as activities as such Agent. Agent shall not be responsible for the negligence or conduct of any Sub-Agent that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3            Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries, (ii) any statement, warranty or representation made by any other Person in or in connection with this Agreement or any other Loan Document, (iii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security

Agreement or any other Loan Document, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

15.4            Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, and shall not incur any liability for relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5            Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Loan Parties or a Lender. Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

15.6            Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a

Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7            Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses (limited, in the case of legal fees and expenses, to reasonable and documented fees and expenses of one counsel to the Agent, any Sub-Agent and the Lenders (taken as a whole) in each material or relevant jurisdiction (unless (x) a conflict or potential conflict exists as determined in the reasonable judgment of any such party in which case(s) the fees, charges and disbursements of reasonably necessary additional counsel for all such affected parties shall be covered, (y) special regulatory counsel is necessary as determined in the reasonable judgment of the Agent or the Required Lenders, in which case the fees and expenses of such regulatory counsel shall be covered or (z) an Event of Default exists)), fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Agent-Related Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8            Agent in Individual Capacity. Cantor Fitzgerald Securities and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Cantor Fitzgerald Securities were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Cantor Fitzgerald Securities or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Cantor Fitzgerald Securities in its individual capacity, to the extent Cantor Fitzgerald Securities is party hereto as a Lender at the relevant time of determination.

15.9            Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10        Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11        Collateral Matters.

(a)                The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (other than the Zohydro Assets and any material Intellectual Property that constitutes Collateral, except in the case of clause (i) or if all of the Lenders have expressly consented thereto in writing) (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that (x) the sale or disposition is permitted under Section 6.4 and (y) following such sale or disposition, such property no longer constitutes Collateral and is not required to be pledged as Collateral pursuant to this Agreement or any of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement and such property no longer constitutes Collateral and is not required to be pledged as Collateral pursuant to this Agreement or the other Loan Documents, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the

Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral expressly permitted to be released pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Collateral Lien on such property if such Permitted Collateral Lien secures Permitted Purchase Money Indebtedness.

(b)               Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

15.12        Restrictions on Actions by Lenders; Sharing of Payments.

(a)                Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)               If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13        Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14        Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15        Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16        Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender agrees to keep all material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9. In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17        Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16.               WITHHOLDING TAXES.

16.1            Payments. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Without any duplication of any other obligation under this Section 16.1, Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.2).

16.2            Exemptions.

(a)       If a Lender or Participant is entitled to claim an exemption from applicable withholding tax in any jurisdiction, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(a) shall require a Lender or Participant to disclose any information that it deems to be confidential (including, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agent (or, in the case of a Participant, notify the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)       If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to notify the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) as no longer valid. With respect to such percentage amount, such Participant or Assignee will provide new documentation, pursuant to Section 16.2(a), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3            Reductions.

(a)                If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax (subject to the third sentence of Section 16.1). If the forms or other documentation required by Section 16.2(a) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)               If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4            Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

Subject to Section 16.2(b), nothing in this Section 16 shall be construed as creating any obligations of Borrower to any Participant or any rights in favor of any Participant against Borrower.

17.               GENERAL PROVISIONS.

17.1            Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2            Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3            Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4            Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5            [Reserved].

17.6            Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7            Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8            Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9            Confidentiality.

(a)                Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)               Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)                The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat any Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(d)               During the course of any visits, inspections, examinations and discussions, representatives of the Agent and the Lenders may encounter individually identifiable healthcare information as defined under HIPAA, or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). The Loan Party maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purposes.

17.10        Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Commitments have not expired or been terminated.

17.11        Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

17.12        Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

Borrower:	PERNIX IRELAND PAIN LIMITED

	By:	/s/ John A. Sedor
		Name:	John A. Sedor
		Title:	Director

[Signature Page to Credit Agreement]

CANTOR FITZGERALD SECURITIES, as Agent

By:	/s/ James Bond _
	Name:	James Bond _
	Title:	Chief Operating Officer

[Signature Page to Credit Agreement]

LENDERS:	1992 MSF International Ltd.
BY: HIGHBRIDGE CAPITAL MANAGEMENT, LLC, AS TRADING MANAGER,
	By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

	By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

1992 MSF International Ltd.
BY: HIGHBRIDGE CAPITAL MANAGEMENT, LLC, AS TRADING MANAGER,
By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

[Signature Page to Credit Agreement]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“2015 Indenture” means that certain Indenture dated as of April 22, 2015 by and among Parent and 2015 Note Purchase Trustee, governing the 4.25% Convertible Notes due 2021 issued by Parent, as may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2015 Note Purchase Creditors” means 2015 Note Purchase Investors and 2015 Note Purchase Trustee, collectively.

“2015 Note Purchase Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by Parent to one or more of the 2015 Note Purchase Creditors evidenced by or arising under one or more of the 2015 Note Purchase Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising.

“2015 Note Purchase Documents” means the 2015 Securities Purchase Agreement, the 2015 Indenture, the Notes (as such term is defined in the 2015 Indenture) and all other agreements, documents and instruments at any time executed and/or delivered by Parent with, to or in favor of 2015 Note Purchase Creditors in connection with or related to the 2015 Indenture, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2015 Note Purchase Investors” has the same meaning as “Holders” in the 2015 Indenture.

“2015 Note Purchase Trustee” has the same meaning as “Trustee” in the 2015 Indenture.

“2015 Securities Purchase Agreement” means, individually and collectively, those certain Note Purchase Agreements entered into by and between Parent and each investor party thereto in connection with the issuance of the “Notes” (as such term is defined in the 2015 Indenture).

“2017 Exchange Agreement” means the exchange agreement entered into as of July 20, 2017 among Borrower, as issuer of the new exchangeable notes referred to therein, the guarantors party thereto and the holders of the existing notes referred to therein party thereto, as may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2017 Indenture” means that certain Indenture dated as of the Closing Date by and among Borrower and 2017 Note Purchase Trustee, as may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2017 Note Purchase Creditors” means 2017 Note Purchase Investors and 2017 Note Purchase Trustee, collectively.

Schedule 1.1
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“2017 Note Purchase Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by Parent or any of its Subsidiaries that are guarantors of the 2017 Notes to one or more of the 2017 Note Purchase Creditors evidenced by or arising under one or more of the 2017 Note Purchase Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising.

“2017 Note Purchase Documents” means the 2017 Exchange Agreement, the 2017 Indenture, the Notes (as such term is defined in the 2017 Indenture) and all other agreements, documents and instruments at any time executed and/or delivered by Parent or any of its Subsidiaries with, to or in favor of 2017 Note Purchase Creditors in connection with or related to the 2017 Exchange Agreement or the 2017 Indenture, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2017 Note Purchase Investors” has the same meaning as “Holders” in the 2017 Indenture.

“2017 Note Purchase Trustee” has the same meaning as “Trustee” in the 2017 Indenture.

“2017 Notes” means “Notes” as such term is defined in the 2017 Indenture.

“ABL Credit Agreement” means that certain Credit Agreement dated as of the Closing Date by and among Parent and certain of its Subsidiaries, the lenders party thereto and Cantor Fitzgerald Securities, as agent, as may be amended, restated, modified, supplemented, renewed or replaced from time to time in accordance with the terms of the Agreement.

“ABL Facility Creditors” means the lenders and agent under the ABL Credit Agreement.

“ABL Facility Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by Parent and its Subsidiaries to one or more of the ABL Facility Creditors evidenced by or arising under one or more of the ABL Loan Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses,  however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising.

“ABL Facility” means the asset based revolving credit facility provided pursuant to the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement, the related guarantee and security agreement and all other agreements, documents and instruments at any time executed and/or delivered by Parent or any of its Subsidiaries with, to or in favor of the ABL Facility Creditors in connection therewith or related thereto, as each of the foregoing may be amended, restated, modified, supplemented, renewed or replaced from time to time in accordance with the terms of the Agreement.

“Acceptable Entity” means any Person that is (a) a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the

Schedule 1.1
Page -2 -

District of Columbia, or (b) a corporation or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada, the United Kingdom, Sweden, Denmark or any other jurisdiction acceptable to the Required lenders.

“Account” means an account (as that term is defined in the Code), including all health-care insurance receivables (as that term is defined in the Code).

“Account Debtor” means “account debtor”, as defined in Article 9 of the Code and any other Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Cash Flow Ratio” means, with respect to any Target acquired in a Permitted Acquisition, a ratio, (a) the numerator of which is an amount equal to Acquired Gross Profits for the 12-month period most recently ended at least 30 days but not more than 45 days prior to the acquisition date (or, to the extent more recently ended, the 12-month period for which financial statements have been made available to the Borrower), minus the sum of (i) pro forma cash interest expense relating to any Indebtedness (including any Subsequent Loan) incurred, acquired or assumed by any Loan Party or Subsidiary in connection with such Permitted Acquisition, including any such acquired or assumed Indebtedness of such Target and its Subsidiaries that remains outstanding immediately after giving effect to such Permitted Acquisition and the repayment or refinancing of any such Indebtedness in connection therewith (calculated on a pro forma basis as if such Indebtedness were incurred at the beginning of such 12-month period) (the “Pro Forma Cash Interest”), (ii) any fees paid or required to be paid during such 12-month period to regulatory agencies by such Target and/or its Subsidiaries or in respect of any of their assets or businesses (including PDUFA fees, ACA fees and any amounts paid in connection with the FDA’s Risk Evaluation and Mitigation Strategy) and (iii) any other incremental operating expenses projected in good faith to be incurred during the 12-month period immediately following the consummation of such Permitted Acquisition in order to market or maintain the marketability of any product(s) of such Target and/or its Subsidiaries, and (b) the denominator of which is the Pro Forma Cash Interest.

“Acquired Gross Profits” means, with respect to any Target acquired in a Permitted Acquisition, an amount equal to (i) the net revenues of  such Target, minus (ii) the cost of goods of such Target, minus (iii) any recurring deferred, milestone or other contingent payments in connection with any sale or licensing of Intellectual Property and any royalty payments, in any such case, made during the 12-month period most recently ended at least 30 days but not more than 45 days prior to the acquisition date (or, to the extent more recently ended, the 12-month period for which financial statements have been made available to the Borrower) with respect to any of its assets or businesses, in each case, for the relevant period.

“Acquired Indebtedness” means Indebtedness of a Target or any of its Subsidiaries whose assets or Equity Interests are acquired by an Acquisition Subsidiary after the Closing Date in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property and is only secured by such Equipment, Real Property or other assets acquired or leased pursuant to such Indebtedness and

Schedule 1.1
Page -3 -

proceeds thereof, (b) was in existence prior to the date of such Permitted Acquisition, (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (d) no Loan Party or “Credit Party” (as defined in the 2017 Indenture) guarantees, grants a Lien on its assets to secure or is otherwise obligated on such Indebtedness (other than the relevant Target and any of its Subsidiaries, in any such case, to the extent such Persons guaranteed or were otherwise obligated on such Indebtedness prior to the acquisition of the Target by the relevant Acquisition Subsidiary), and (e) such Indebtedness is not secured by liens on any material Intellectual Property.

“Acquisition Indebtedness” means Indebtedness of an Acquisition Subsidiary or any Target or any of Target’s Subsidiaries whose assets or Equity Interests are acquired by such Acquisition Subsidiary after the Closing Date in a Permitted Acquisition; provided, that such Indebtedness (a) is incurred to finance all or a portion of the Purchase Price in connection with such Permitted Acquisition and is only secured by assets of such Acquisition Subsidiary acquired in such Permitted Acquisition, assets of such Target and such Target’s Subsidiaries and proceeds thereof, (b) no Loan Party or “Credit Party” (as defined in the 2017 Indenture) guarantees, grants a Lien on its assets to secure or is otherwise obligated on such Indebtedness (other than such Acquisition Subsidiary, such Target and such Target’s Subsidiaries), and (c) such Indebtedness is not secured by liens on any material Intellectual Property (other than Liens securing the Obligations).

“Acquisition Subsidiary” means any direct Subsidiary of Borrower that is (i) formed to consummate a Permitted Acquisition and (ii) an Acceptable Entity; provided that such Acquisition Subsidiary will be subject to Section 5.11 of the Agreement and shall become a Guarantor pursuant to the terms thereof.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Additional PIK Principal” has the meaning specified therefor in Section 2.6(d) of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

Schedule 1.1
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“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates and the officers, directors, employees, attorneys, partners, trustees, administers, managers, advisors, representative, Sub-Agents and agents of Agent, its Affiliates and any Sub-Agent.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Anti-Terrorism Laws” means any laws of the United States relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to accelerate all or any part of the Obligations pursuant to Section 9.1 of the Agreement, or to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.

“Asset Sale” means any sale, lease, conveyance, license, abandonment, transfer, assignment or other disposition of any property or assets (whether in one transaction or a series of related transactions) by Parent or any of its Subsidiaries.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Availability Period” means the period from but excluding the Closing Date to but excluding the Maturity Date.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries in connection with the obtaining of any of the Bank Products.

Schedule 1.1
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“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Loan Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement. The Borrower is expected to be converted after the Closing Date to a designated activity company incorporated under the laws of the Republic of Ireland and in connection therewith, renamed as Pernix Ireland Pain Designated Activity Company.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders (or Agent on behalf thereof).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank

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organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Interest” has the meaning specified therefor in Section 2.6(d) of the Agreement.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Change in Control” means that:

(a) any Person or two or more Persons, in each case, other than the Permitted Holders, acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 49% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent;

(b) any Person or two or more Persons, in each case, other than the Permitted Holders, acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 49% or more of the combined voting power of such Equity Interests;

(c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors;

(d) Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of Borrower;

(e) Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party; or

(f) the occurrence of any “Change in Control” or “Fundamental Change” as defined in the 2015 Note Purchase Documents, the 2017 Note Purchase Documents, the Treximet Note Purchase Documents, the ABL Loan Documents or any other Material Debt Documents.

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“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, directive or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment, directive or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline, directive or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Claim” has the meaning specified therefor in Section 11 of the Agreement.

“Closing Date” means July 21, 2017.

“Closing Date Loan” has the meaning specified therefore in Section 2.1 of the Agreement.

“CMS” means The Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services, and any Governmental Authority successor thereto.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Liens on any Collateral is governed by the Uniform Commercial Code (or similar code or statute) as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code (or similar code or statute) as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer or principal accounting officer of Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

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“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) for any obligations of another Person pursuant to any guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Continuing Directors” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors of Parent by a majority of the Continuing Directors.

“Copyrights” means any and all rights in any works of authorship, including (a) copyrights and moral rights, (b) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 4.5 to the Agreement, (c) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (e) the right to sue for past, present, and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

“Core Assets” means the Silenor Assets and the Generics Assets.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement, (b) notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a

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parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means the interest rate applicable to the Loan on which such interest accrues plus (ii) 2.00% per annum.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

“DESI Program Products” means Products subject to regulation under the FDA’s Drug Efficacy Study Implementation program.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“Disposition Threshold” means the Net Cash Proceeds received from one or more Asset Sales or Non-Exclusive Licenses in an aggregate amount of up to $1,500,000. For the avoidance of doubt, such amount shall be cumulative, shall not reset and shall apply to any Asset Sale or Non-Exclusive License.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

“Earn-Outs” shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including milestone payments, earn-out payments, performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Target.

“EBITDA” means, for the applicable Test Period:

(a)       Parent’s consolidated net earnings (or loss),

minus

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(b)       without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)       any extraordinary, unusual, or non-recurring gains,

(ii)       interest income,

(iii)       exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(iv)       income arising by reason of the application of ASC 805,

plus

(c)       without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)       any extraordinary, unusual, or non-recurring losses,

(ii)       the aggregate interest expense determined on a consolidated basis in accordance with GAAP,

(iii)       tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv)       depreciation and amortization for such period,

(v)       with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Parent or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days of the consummation of such Permitted Acquisition,

(vi)       with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Parent’s independent auditors, in each case, as determined in accordance with GAAP,

(vii)       fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of ASC 805 to be and are expensed by Parent and its Subsidiaries,

(viii)       non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such

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Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(ix)       one-time restructuring charges incurred in the Ordinary Course of Business, reserves or expenses, deducted in the determination of net earnings for such period,

(x)       non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xi)       non-cash gains or losses on the fair value of Hedge Agreements,

(xii)       non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

(xiii)       non-recurring product launch costs, litigation costs outside of the Ordinary Course of Business and transaction costs related to the Transactions deducted in the determination of net earnings for such period,

(xiv)       all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness of Parent and its Subsidiaries deducted in the determination of net earnings for such period,

(xvi)       losses (or minus gains) from Asset Sales included in the determination of net income for such Test Period (excluding sales, expenses or losses related to current assets), and

(xvii)       non-recurring expenses incurred in connection with Permitted Acquisitions and Asset Sales deducted in the determination of net income for such period;

in each case, determined on a consolidated basis in accordance with GAAP.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, investigation, judgment, letter, or other written communication, or any litigation or judicial or administrative proceeding, from or involving any Governmental Authority or any third party, involving violations of Environmental Laws by Borrower or any Subsidiary of Borrower, or releases of Hazardous Materials (a) from or to any assets or properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses to any properties of Borrower or any Subsidiary of Borrower or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

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“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, rights to purchase, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act); provided that “Equity Interests” shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Equity Interests pursuant to this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any and all rules or regulations promulgated from time to time thereunder, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of their respective Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or their respective Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of their respective Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of their respective Subsidiaries and whose employees are aggregated with the employees of any Loan Party or any of their respective Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Proceeds” means the aggregate Net Cash Proceeds received by the Parent or any of its Subsidiaries from one or more Non-Exclusive Licenses in excess of the Disposition Threshold.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means (i) any tax imposed on the net income (however denominated) or net profits of any Lender or any Participant (including any branch profits or franchise taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or

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taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document) and (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Non-U.S. Lender based upon the law (and the applicable withholding rate) in effect at the time such Non-U.S. Lender becomes a party to the Agreement (or designates a new lending office), excluding any amount that such Non-U.S. Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement with respect to such withholding tax at the time such Non-U.S. Lender becomes a party to the Agreement (or designates a new lending office) and (iv) any United States federal withholding taxes imposed under FATCA.

“fair market value” means, at the time of any given transaction, with respect to any asset or property, the price (after taking into account any liabilities related to such asset or property) that could be negotiated in an arm’s length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, including any applicable intergovernmental agreement with respect thereto.

“FDA” means the U.S. Food and Drug Administration and any Governmental Authority successor thereto.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Generics Assets” means the products listed on Schedule G-1 to the Agreement.

“Glaxo LLC” means GlaxoSmithKline, LLC.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, constitution, by-laws, or other organizational documents of such Person.

“Government Drug Rebate Program” means, collectively, the Medicaid Drug Rebate Program with CMS and any individual state drug rebate program administered by any State.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank). The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee, or other committee or entity with defined authority to oversee Regulatory Matters or any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws.

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“GSK” means, collectively, Glaxo Group Limited, Glaxo LLC, GlaxoSmithKline Intellectual Property Holdings Limited and GlaxoSmithKline Intellectual Property Management Limited.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, that the term “Guarantee” does not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Health Care Laws” means all Requirements of Law relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); and Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code); (b) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (c) any Government Drug Rebate Program, (d) all statutes and regulations administered by the FDA or any comparable Governmental Authority, including but not limited to the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (e) the Physician Payments Sunshine Act; (f) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (g) patient health care; (h) quality, safety certification and accreditation standards and requirements; (i) HIPAA; (j) certificates of operations and authority; (k) laws regulating the provision of free or discounted care or services; and (l) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Health Care Permits” means any and all permits, licenses, authorizations, certificates, certificates of need, as well as accreditations and plans of third-party accreditation agencies (such as the Joint Commission for Accreditation of Healthcare Organizations) that are (a) necessary to enable any

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Loan Party to continue to conduct its business as it is conducted on the Closing Date, or (b) required under any Health Care Law or the business affairs, practices, licensing or reimbursement entitlements of any Loan Party.

“Health Care Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by any Loan Party with any Health Care Laws or the requirements of any Health Care Permit.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest, commodity prices or currency exchange rates and not for speculative purposes.

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Incremental Agreement” has the meaning specified therefor in Section 2.14 of the Agreement.

“Incremental Date” has the meaning specified therefor in Section 2.14 of the Agreement.

“Incremental Facility” has the meaning specified therefor in Section 2.14 of the Agreement.

“Incremental Loan” has the meaning specified therefor in Section 2.14 of the Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets or services due more than 180 days after such assets are acquired or such services are contemplated (other than trade payables incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, (h) solely for purposes of calculating the Total Leverage Ratio, “earnouts” and similar payment obligations (but only at such time and to the extent such obligation is required to be included as a liability on the balance sheet of such Person in accordance with GAAP of such Person arising out of purchase and sale contracts), (i) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above and (j) off-balance sheet liabilities, liabilities under any ERISA plan that is subject to Section 412 of the Code or Title IV of ERISA and/or Multiemployer Plan liabilities of such Person. For

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purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means any Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by or on account of any obligation of Borrower under any Loan Document.

“Initial Lenders” means, collectively, at any time of determination, (a) any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date (not including any of their respective assignees that become Lenders from time to time after the Closing Date), other than any such Person who is no longer party to the Agreement as a Lender at the relevant time of determination, (b) any other Lender that, at the relevant time of determination, is an Affiliate of any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date, (c) any other Lender that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (i) any Person referred to in clause (a) or (b) above or (ii) an entity or an Affiliate of an entity that administers, advises or manages any Person referred to in clause (a) or (b) above, and (d) any fund or investment vehicle that is managed by the same entity that manages a Person identified as a Lender on the signature pages to the Agreement as of the Closing Date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal or other applicable bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, examinership, arrangement, or other similar relief, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Person or any substantial part of its properties.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, rights under Patent Licenses, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrower, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to the Required Lenders.

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“Interest Election” has the meaning specified therefor in Section 2.6(d) of the Agreement.

“Interest Payment Date” means with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date.

“Interest Period” means with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on each of the numerically corresponding days in each of the calendar months that are three months thereafter or, if earlier, the Maturity Date; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the Ordinary Course of Business, to the extent such advances would not be required to be classified as investments on a balance sheet prepared in accordance with GAAP, and (b) bona fide accounts receivable arising in the Ordinary Course of Business), or acquisitions of Indebtedness, Equity Interests or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Lender” has the meaning set forth in the preamble to the Agreement and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) out-of-pocket costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys and real estate title policies and endorsements and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket

Schedule 1.1
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costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (h) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, and (i) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates and the officers, directors, employees, partners, trustees, administers, managers, advisors, representative, attorneys, and agents of such Lender, such Lender’s manager and such Lender’s Affiliates.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” shall mean the Closing Date Loan, any Subsequent Loan and any Incremental Loan, in each case made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Security Agreement, the Intercompany Subordination Agreement, any Additional Document, any Incremental Agreement, any license or sublicense agreement granted in favor of Agent, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means the Borrower or any Guarantor.

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“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means (a) each contract or agreement related to Core Assets or Zohydro Assets to which any Loan Party or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Loan Party or such Subsidiary of $750,000 or more (other than purchase orders in the ordinary course of the business of such Loan Party or such Subsidiary and other than contracts that by their terms may be terminated by such Loan Party or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (b) all Patent Licenses (other than immaterial Patent Licenses), (c) any settlement agreement to which a Loan Party or Subsidiary is a party involving an amount in excess of $750,000, (d) any agreement with respect to rebates in excess of $750,000 provided for any Inventory of a Loan Party or Subsidiary and (e) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Debt” means the 2017 Note Purchase Debt, 2015 Note Purchase Debt, the Treximet Note Purchase Debt, the ABL Facility Debt and any other Indebtedness of the Parent and/or its Subsidiaries involving an aggregate amount of $3,000,000 or more.

“Material Debt Documents” means the 2017 Note Purchase Documents, 2015 Note Purchase Documents, the Treximet Note Purchase Documents and all other agreements, documents, notes, indentures and instruments at any time executed and/or delivered by Borrower or any other Person evidencing, governing or securing or otherwise related to any other Material Debt, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“Maturity Date” means July 21, 2022; provided that the Maturity Date with respect to the Loans made pursuant to any Incremental Facility shall mean the maturity date specified with respect thereto in the applicable Incremental Agreement.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

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“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any Subsidiary or any of their respective ERISA Affiliates (or any Person who in the last five years was an ERISA Affiliate) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Cash Proceeds” means, with respect to any Asset Sale or Non-Exclusive License, the proceeds of such Asset Sale or Non-Exclusive License in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash and/or cash equivalents, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of:

(1)        brokerage commissions and other fees and expenses directly related to such Asset Sale or Non-Exclusive License, as applicable, including reasonable and customary fees and expenses of counsel, accountants and investment bankers;

(2)        provisions for taxes as a result of such Asset Sale or Non-Exclusive License, as applicable, without regard to the consolidated results of operations of Parent and its Subsidiaries;

(3)        payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or Non-Exclusive License, as applicable, or to repay Indebtedness (other than the Obligations) outstanding at the time of such Asset Sale or Non-Exclusive License, as applicable, that is secured by a Lien on the property or assets sold, disposed of or subject to such Non-Exclusive License, as applicable, to the extent required to be applied prior to the repayment of the Obligations; and

(4)        appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale or Non-Exclusive License, as applicable, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale or Non-Exclusive License, as applicable, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Exclusive License” means the licensing on a non-exclusive basis (including co-promotion arrangements) of patents, trademarks, copyrights, and other Intellectual Property rights in the Ordinary Course of Business that does not materially and adversely affect the business or condition (financial or otherwise) of Parent and any of its Subsidiaries, taken as a whole.

“Non-U.S. Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

Schedule 1.1
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“Notice of Borrowing” has the meaning specified therefor in Section 2.3(a) of the Agreement.

“Obligations” means all loans, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party or any Subsidiary, the ordinary course of business of such Loan Party or Subsidiary, as conducted by such Loan Party or Subsidiary in accordance with past practices.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Other Connection Taxes” means, with respect to any Lender or Participant, Taxes imposed as a result of a present or former connection between such Lender or Participant and the jurisdiction imposing such Tax (other than connections arising from such Lender or Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Parent” means Pernix Therapeutics Holdings, Inc.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(e) of the Agreement.

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“Patent License” means any license or distribution agreement pursuant to which Borrower or any of its Subsidiaries is granted rights with respect to Patents for use in connection with the use, sale, manufacture, import, export and/or distribution of any Products.

“Patents” means patents and patent applications, including (a) the patents and patent applications listed on Schedule 4.5 to the Agreement, (b) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (d) the right to sue for past, present, and future infringements thereof, and (e) all of rights corresponding thereto throughout the world.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permits” means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including all Registrations and all Health Care Permits.

“Permitted Acquisition” means the acquisition by any Acquisition Subsidiary (which shall be a Loan Party) of all (but not less than all) of the Equity Interests of any Person (the “Target”) or any assets of a Person, (a) with the prior written approval of the Required Lenders or (b) subject to the satisfaction of each of the following conditions:  (1) such acquisition shall be consensual, shall have been approved by the Target’s Board of Directors (or comparable governing board) and shall be consummated in accordance with the terms of the agreements and documents related thereto, and in compliance with all applicable laws; (2) the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens); (3) at the time of such acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom; (4) the business and assets acquired in such acquisition shall be of the type engaged in or owned by the Loan Parties as of the Closing Date and any business or assets reasonably related thereto; (5) the requirements of Sections 5.11 and 5.12 of the Agreement shall have been satisfied with respect to Target and its Subsidiaries and other assets so acquired; (6) Agent shall have received notice of such acquisition, together with all information and other diligence as it shall reasonably request, including financial information, regulatory information and copies of Patent Licenses being acquired or granted; and (7) the Target and its Subsidiaries (if any) (other than any such Subsidiaries with immaterial assets and liabilities) are Acceptable Entities.

“Permitted Collateral Lien” means, with respect to any asset that constitutes Collateral or is required to constitute Collateral pursuant to any Loan Document, (a) any non-consensual Permitted Lien on such asset that is senior to the Agent’s Lien on such asset by operation of law, and (b) other than with respect to any material Intellectual Property or Zohydro Assets, any Permitted Lien on such asset pursuant to clause (f) or (r) of the definition of “Permitted Liens”, in any such case, only to the extent the existence of such Lien and/or the priority of such Lien over the Agent’s Lien on such asset does not violate or contravene any other provision of the Agreement.

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“Permitted Contingent Obligations” means Contingent Obligations (a) arising in respect of the Indebtedness under the 2017 Note Purchase Documents; (b) resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) pursuant to agreements outstanding on the Closing Date that do not exceed $1,000,000 individually, or $2,500,000 in the aggregate (and including any refinancings, extensions or amendments to the indebtedness underlying such Contingent Obligations except to the extent any such refinancing, extension or amendment increases the amount of the Contingent Obligation relating thereto); (d) incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,000,000 in the aggregate at any time outstanding; (e) arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets that are Permitted Dispositions; (f) existing or arising under any Hedge Contract, so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, and provided, that such obligations are (or were) entered into by a Loan Party in the Ordinary Course of Business for the purpose of mitigating risks associated with interest rates, commodity prices, currency, liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (g) that are Permitted Investments; (h) that constitute Permitted Indebtedness or are with respect to indebtedness that constitutes Permitted Indebtedness; (i) pursuant to the Zogenix Purchase Agreement as in effect on the date hereof or as amended so long as any amendment is not materially adverse to the interests of the Lender Group; and (j) not permitted by clauses (a) through (i) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Dispositions” means:

(a)       sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the Ordinary Course of Business and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries,

(b)       sales of Inventory to buyers (including without limitation, sales of inventory to Affiliates to the extent permitted pursuant to Section 6.10 of the Agreement) in the Ordinary Course of Business,

(c)       the disposition of Cash Equivalents in the Ordinary Course of Business in a manner that is not prohibited by the terms of the Agreement,

(d)       the entry into Non-Exclusive Licenses; provided that the Borrower will not, and will not permit its Subsidiaries to, enter into any Non-Exclusive License unless the following conditions are met:

(i)        the relevant Loan Party receives consideration at the time of the Non-Exclusive License at least equal to fair market value (determined by Borrower, or, in the case of any Non-Exclusive License valued in excess of $2,500,000, by the Board of Directors of Parent) of such Non-Exclusive License,

(ii)        100% of the consideration consists of cash or Cash Equivalents (it being understood that any deferred payment, milestone payment, royalty payment or other contingent payment in connection with any sale or licensing of Intellectual Property, in each case, to be paid in cash or Cash Equivalents, shall constitute cash consideration for purposes of this clause (ii)), and

Schedule 1.1
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(iii)        the Borrower shall comply with Section 2.4(d)(ii) of the Agreement in connection with such Non-Exclusive License,

(e)       the granting of Permitted Liens,

(f)       the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof,

(g)       any involuntary loss, damage or destruction of property of Borrower or any Subsidiary,

(h)       any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)       the leasing or subleasing of any real or personal property of Borrower or its Subsidiaries in the Ordinary Course of Business,

(j)       [reserved],

(k)       the lapse or abandonment of patents, trademarks, copyrights, or other Intellectual Property rights, in each case, that are not material and in the Ordinary Course of Business and that is, in the reasonable judgment of the Borrower or Parent, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of business of Parent and its Subsidiaries, taken as a whole, so long as, (A) with respect to copyrights, such copyrights are not material revenue generating copyrights and (B) such lapse or abandonment is not materially adverse to the interests of the Lender Group,

(l)       the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m)       the making of Permitted Investments,

(n)       so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Borrower or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of Parent that is not a Loan Party to Borrower or any Subsidiary of Borrower,

(o)       any other disposition (other than a Non-Exclusive License) in a transaction or series of related transactions of assets with a fair market value of less than $100,000,

(p)       sales or dispositions to the Treximet Indenture Note Parties, and

(q)       sales or dispositions of assets for which (i) the relevant Loan Party receives consideration at the time of the sale or disposition at least equal to fair market value (determined by Borrower, or, in the case of any assets valued in excess of $2,500,000, by the Board of Directors of Parent) of the assets or Equity Interests issued or sold or otherwise disposed of, (ii) at least 75% of the consideration consists of cash or Cash Equivalents (it being understood that any deferred payment, milestone payment, royalty payment or other contingent payment in connection with any sale or licensing of Intellectual Property, in each case, to be paid in cash or Cash Equivalents, shall constitute cash

Schedule 1.1
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consideration for purposes of this clause (ii)); provided that for purposes of this clause (ii), instruments or securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by such Loan Party to cash, to the extent of the cash actually so received, shall be considered cash received at closing and (iii) the Borrower shall comply with Section 2.4(d)(ii) of the Agreement in connection with such sale or disposition.

“Permitted Holders” means (a) any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date (not including any of their respective assignees that become Lenders from time to time after the Closing Date), regardless of whether or not such Person continues to be party to the Agreement as a Lender at the relevant time of determination, (b) any Affiliate of any Person referred to in clause (a) above, (c) any other Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (i) any Person referred to in clause (a) or (b) above or (ii) an entity or an Affiliate of an entity that administers, advises or manages any Person referred to in clause (a) or (b) above, (d) any fund or investment vehicle that is managed by the same entity that manages a Person identified as a Lender on the signature pages to the Agreement as of the Closing Date..and (e) any other Person with which one or more Persons referred to in clauses (a), (b), (c) and/or (d) above forms a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (e), one or more Persons referred to in clauses (a), (b), (c) and/or (d) above beneficially own, directly or indirectly, more than 50% in the aggregate of the relevant voting stock beneficially owned by the group.

“Permitted Indebtedness” means:

(a)       Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)       Indebtedness set forth on Schedule 4.14(a) to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)       Permitted Purchase Money Indebtedness incurred by a Loan Party not constituting Indebtedness in connection with a Permitted Acquisition, mortgage financings and capital leases, in an aggregate amount for this clause (c) not to exceed $1,000,000 outstanding at any time (whether in the form of a loan or a lease) used solely to acquire equipment or other assets used in the Ordinary Course of Business and secured only by such equipment or other assets,

(d)       endorsement of instruments or other payment items for deposit in the Ordinary Course of Business,

(e)       trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business,

(f)       Indebtedness, if any, arising under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(g)       [reserved],

(h)       Permitted Intercompany Advances;

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(i)       unsecured Indebtedness in respect of bid, performance, appeal and surety bonds, including guarantees or obligations of the Loan Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, in each case incurred in the Ordinary Course of Business,

(j)       unsecured Indebtedness arising from agreements to provide for indemnification, adjustment of purchase price, or other similar obligations, in each case, incurred in connection with Permitted Dispositions subject to the limits set forth in the definition thereof,

(k)       Acquired Indebtedness and Acquisition Indebtedness; provided that the aggregate outstanding amount of all such Indebtedness permitted pursuant to this clause (k) does not exceed $10,000,000,

(l)       unsecured Indebtedness arising from agreements to provide for milestones and royalty payments, to the extent such obligations are considered Indebtedness under GAAP, incurred in connection with a Permitted Acquisition and subject to the limits set forth in the definition of “Permitted Acquisition”; provided that the only obligor in respect of such Indebtedness is the relevant Acquisition Subsidiary that is the acquirer or investor, as applicable, in such Permitted Acquisition,

(m)       unsecured Indebtedness arising from agreements to provide for indemnification, adjustment of purchase price, Earn-Outs or other similar obligations to which the seller may become entitled, in each case, incurred in connection with a Permitted Acquisition or any other Investment permitted hereby, to the extent such payment is determined by a final closing balance sheet, working capital calculation or other similar method or such payment depends on the performance of such business or assets after the closing; provided, that, (1) at the time of closing, the amount of any such payment is not determinable or is of a contingent nature and, to the extent such payment thereafter becomes fixed and finally determined, the amount is paid within 60 days thereafter and (2) the only obligor in respect of such Indebtedness is the relevant Acquisition Subsidiary that is the acquirer or investor, as applicable, in such Permitted Acquisition or permitted Investment,

(n)       Indebtedness composing Permitted Investments,

(o)       unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the Ordinary Course of Business,

(p)       [reserved],

(q)       Subordinated Indebtedness incurred by a Loan Party, the aggregate outstanding amount of which does not exceed $25,000,000, issued in exchange for the 2015 Note Purchase Debt (including any Refinancing Indebtedness in respect of such Indebtedness; provided that such Refinancing Indebtedness is convertible into Equity Interests),

(r)       Indebtedness evidenced by the ABL Loan Documents,

(s)       reimbursement obligations in connection with any letters of credit in an aggregate outstanding amount not to exceed $500,000; provided, that the amount available for borrowing under the ABL Credit Agreement shall be reduced in an amount equal to the sum of the maximum

Schedule 1.1
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amount available to be drawn from time to time under any such letter of credit and any unreimbursed obligations in respect of any drawing under any such letter of credit,

(t)       Indebtedness evidenced by the Zohydro Intercompany Note,

(u)       the 2017 Note Purchase Debt in an original principal amount not to exceed $36,242,500 plus accrued interest on the Notes (as defined in the 2017 Indenture) and any Refinancing Indebtedness in respect of such Indebtedness,

(v)       any other Indebtedness incurred if at the time of incurrence of such Indebtedness, on a Pro Forma Basis, (i) the Total Leverage Ratio does not exceed 2.00:1.00, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) such Indebtedness is only guaranteed by the Loan Parties, (iv) such Indebtedness is not subject to scheduled amortization, redemption, sinking fund or similar payment greater than 5% per annum unless otherwise agreed in writing by Agent, (v) such Indebtedness does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (vi) such Indebtedness that does not include any financial covenants or any covenant, default or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant or default in the Agreement unless otherwise agreed in writing by the Required Lenders, and (vii) to the extent secured by any Intellectual Property or licenses of Intellectual Property applicable to the use, distribution, sale or marketing of any Inventory of the Loan Parties, the holders of such Indebtedness or their representative have expressly acknowledged and consented to (without condition or qualification) the license, sublicense or grant to Agent of the right to use such Intellectual Property or license of Intellectual Property on the terms set forth in the Loan Documents, and

(w)       any other unsecured Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $1,350,000 at any one time.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, and (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to an intercompany subordination agreement substantially in the form of Exhibit I-1 hereto.

“Permitted Investments” means:

(a)        Investments in cash and Cash Equivalents;

(b)       Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business,

(c)        advances made in connection with purchases of goods or services in the Ordinary Course of Business,

(d)        Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

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(e)        Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f)        guarantees permitted under the definition of Permitted Indebtedness,

(g)        Permitted Intercompany Advances,

(h)        Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business) or as security for any such Indebtedness or claims,

(i)        deposits of cash in the Ordinary Course of Business to secure performance of operating leases,

(j)        (i) loans and advances to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Borrower, and (ii) loans and advances to employees and officers of Borrower or any of its Subsidiaries in the Ordinary Course of Business for any other business purpose, so long as the aggregate amount of all such loans or advances outstanding at any time under clauses (i) and (ii) does not exceed $300,000,

(k)        Permitted Acquisitions,

(l)       Investments resulting from entering into Bank Product Agreements,

(m)        [reserved],

(n)        Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(o)        [reserved],

(p)        Investments by any Loan Party or its Subsidiaries in any Treximet Indenture Note Parties,

(q)        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business,

(r)        (i) Investments by any Loan Party in another Loan Party, (ii) Investments by any non-Loan Party in any Loan Party and (iii) Investments held by any non-Loan Party as of the Closing Date, and

(s)        so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 (with the fair market value of such Investments being measured at the time such Investment is made without giving effect to subsequent changes in value) during the term of the Agreement.

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“Permitted Liens” means:

(a)        Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)        Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)        judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)        Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, (i) any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof and (ii) such Liens shall only encumber the assets that secured such Indebtedness as of the Closing Date,

(e)        the interests of lessors under operating leases in the Ordinary Course of Business,

(f)        any Lien on any equipment or other assets (other than material Intellectual Property) securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness; provided that (i) such Lien attaches concurrently with or within one hundred twenty (120) days after the acquisition thereof and only to the asset purchased or acquired and the proceeds thereof and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)        Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)        Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance (but excluding Liens arising under ERISA) pertaining to any Loan Party’s or its Subsidiaries’ employees in the Ordinary Course of Business,

(i)        Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of Business and not in connection with the borrowing of money or the deferred purchase price of property or services,

(j)        Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the Ordinary Course of Business,

(k)        with respect to any Real Property, easements, rights of way, and zoning restrictions that do not, individually or in the aggregate, materially affect the value or marketability of the applicable asset or impair the use or operation thereof,

(l)        Liens arising under Non-Exclusive Licenses,

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(m)        Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)        rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the Ordinary Course of Business,

(o)        Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties which are not past due in connection with the importation of goods by the Loan Parties or their Subsidiaries in the Ordinary Course of Business,

(q)        Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or any other Investment permitted hereby,

(r)  Liens on any property or assets or Equity Interests of any Acquisition Subsidiary, any Target or any of the Target’s Subsidiaries securing any Indebtedness permitted by clause (k) of the definition of Permitted Indebtedness; provided that (i) to the extent securing any Acquired Indebtedness, such Liens existed prior to the date of such Permitted Acquisition and were not incurred in connection with, or in contemplation of, such Permitted Acquisition, (ii) such Liens comply with the definition of Acquired Indebtedness or Acquisition Indebtedness, as applicable, and do not extend to any assets of any other Loan Party, and (iii) no material Intellectual Property is subject to such Liens,

(s)  [reserved],

(t)        a Lien on cash collateral not to exceed $525,000 in the aggregate securing the reimbursement obligations of the Borrower and its material Subsidiaries under any letter of credit permitted pursuant to clause (s) of the definition of “Permitted Indebtedness”; provided that the amount of cash collateral in respect of any such letter of credit shall not exceed 105% of the face amount thereof,

(u)         precautionary UCC-1 financing statement filings that are filed by lessors with respect to operating leases entered into by the Loan Parties in the Ordinary Course of Business, and

(w)        other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien or an Irish tax lien), or rental payment, provided that (a) a reserve or other appropriate provision with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the

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enforceability, validity, or priority of any of Agent’s Liens, (d) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (e) the title to, and right to use, the applicable asset by any Loan Party or the Subsidiaries of any Loan Party are not adversely affected thereby; (f) the applicable asset or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by any Loan Party or any Subsidiaries of any Loan Party; and (g) upon a final, non-appealable determination of such protest, any Loan Party and the Subsidiaries of any Loan Party shall promptly comply with the requirements thereof.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of the amount permitted pursuant to clause (c) of the definition of “Permitted Indebtedness”.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PIK Interest” has the meaning specified therefor in Section 2.6(d) of the Agreement.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Products” means any FDA-approved product that is marketed and sold in the United States by any Loan Party or any of its Subsidiaries and shall include by reference Registrations that are required to conduct the Borrower’s business as currently conducted and any Subsidiary’s business as conducted from time to time.

“Projections” means any forecasts, projections or other forward-looking information furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents.

“Pro Forma Basis” means, for any Test Period, for purposes of computing the Total Leverage Ratio, that (x) pro forma effect shall be given to any Indebtedness issued, incurred or assumed (and the application of the net proceeds therefrom) during such period as if each such issuance, incurrence or assumption (and the application of the net proceeds therefrom) occurred on the first day of the applicable Test Period and (y) pro forma effect shall be given to any Permitted Acquisition that occurred during such period (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition) as if such Permitted Acquisition occurred on the first day of the applicable Test Period.

“Pro Rata Share” means, as of any date of determination, the percentage obtained by dividing (i) the outstanding Loans and unused Commitments of such Lender by (ii) the sum of the aggregate outstanding Loans and unused Commitments of all Lenders.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

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“Purchase Price” means, with respect to any Permitted Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Permitted Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Borrower or one of its Subsidiaries in connection with such Permitted Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Permitted Acquisition.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or one of its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)        such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount necessary to pay any premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)        such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be more restrictive to the Loan Parties or materially adverse to the interests of the Agent or Lenders,

(c)        if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)        the Indebtedness that is refinanced, renewed, or extended (i) is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended and (ii) will not have any guarantors that did not guarantee the Indebtedness that was refinanced, renewed, or extended,

(e)       such refinancings, renewals, or extensions do not result in Indebtedness (i) with a stated maturity prior to the stated maturity of the Indebtedness so refinanced, renewed, or extended or (ii) that is secured by any collateral that did not secure the Indebtedness so refinanced, renewed, or extended and, for the avoidance of doubt, if the Indebtedness so refinanced, renewed, or extended is unsecured, the new Indebtedness will not be secured, and

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(f)       such refinancings, renewals, or extensions of any Treximet Note Purchase Debt (or any other Refinancing Indebtedness in respect thereof) do not result in Indebtedness having a cash coupon in excess of 15% per annum.

“Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.

“Regulatory Action” means a governmental administrative or regulatory action, proceeding or investigation related to the safety, efficacy, manufacture, marketing, sale and/or reimbursement of one or more Products.

“Regulatory Authority” means the U.S. Food and Drug Administration or any successor thereto or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical products or drugs.

“Regulatory Matters” means governmental administrative or regulatory matters related to or as a result of relevant Health Care Laws.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Related Parties” with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of such Person and its Affiliates.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address a release of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to a release of Hazardous Materials, in each case as required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Loans and undrawn Commitments of all Lenders; provided, that (i) the Loans and undrawn Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders

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and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject, including all applicable Health Care Laws.

“Restricted Payment” means, as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any Equity Interest in such Person (except those payable solely in its Equity Interest of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interest in such Person or any claim respecting the purchase or sale of any Capital Stock in such Person, or (ii) any option, warrant or other right to acquire any Equity Interest in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding any Equity Interest in a Loan Party or a Subsidiary or an Affiliate of a Loan Party or an Affiliate of any Subsidiary of a Loan Party (in each case, other than (A) payments of salaries and customary bonuses to individuals, (B) directors fees, (C) advances and reimbursements to employees or directors and (D) customary indemnities to employees and directors, all in the Ordinary Course of Business), (d) any lease or rental payments to an Affiliate or a Subsidiary of a Loan Party, or (e) repayments of or debt service on loans or other indebtedness (other than “earnouts” and similar payment obligations) held by any Person holding any Equity Interest in a Loan Party or a Subsidiary of a Loan Party, an Affiliate of a Loan Party or an Affiliate of any Subsidiary of a Loan Party (other than in respect of any Permitted Indebtedness). For purposes of this definition, “Affiliate” of Parent, any Loan Party or any of their respective Subsidiaries shall not include any Permitted Holder.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a comprehensive country sanctions program administered and enforced by OFAC (currently, such programs target Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, and any successor statute.

“Security Agreement” means the Mortgage Debenture dated as of the Closing Date, between Borrower and Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“Silenor” means the prescription pharmaceutical product containing doxepin and marketed under the Silenor® trademark.

“Silenor Assets” means with respect to Parent or any Subsidiary of Parent, its right, title and interest in, to and under all personal property consisting of, relating to, or developed or used in connection with Silenor, whether now owned or existing or hereafter acquired or arising and wherever located, including all proceeds, products, accessions, rents, profits of or in respect of any of the foregoing, without limitation, the Intellectual Property rights of the Parent or any of its Subsidiaries relating to Silenor and all rights of the Parent or any of its Subsidiaries under and arising out of the Silenor Contracts.

“Silenor Contracts” means (i) the License Agreement dated as of August 25, 2003, between ProCom One, Inc. and Pernix Sleep, Inc. (“Pernix Sleep”) (as successor in interest); (ii) the License Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (iii) the License Agreement dated as of April 26, 2012, between CJ CheilJedang Corporation and Pernix Sleep (as successor in interest); (iv) the Settlement and License Agreement dated as of July 17, 2012, by and among ProCom One, Inc., Mylan Inc., Mylan Pharmaceuticals, Inc. and Pernix Sleep (as successor in interest); (v) the Manufacturing Services Agreement dated as of February 1, 2006 between Patheon Pharmaceuticals Inc. and Pernix Sleep (as successor in interest); (vi) the Manufacturing Services Agreement dated as of July 17, 2012, between Mylan Pharmaceuticals Inc. and Pernix Sleep (as successor in interest); (vii) the Supply Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (viii) the Supply Agreement dated as of April 26, 2012, between CJ CheilJedang Corporation and Pernix Sleep (as successor in interest); (ix) the Purchase Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (x) any other contracts relating to the Silenor Assets as of the Closing Date; and (xi) each amendment, modification or restatement thereof or substitute agreement for any such agreement specified in clauses (i) through (x).

“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations pursuant to a written agreement to that effect and (a) that is only guaranteed by the Guarantors (provided that any such guarantee shall be subordinated in right of payment to the Obligations pursuant to a written agreement to that effect), (b) that is not subject to scheduled amortization or any other payment of principal, redemption, sinking fund, mandatory prepayment or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of the subordination are reasonably acceptable to Agent.

“Subsequent Loan” has the meaning specified therefore in Section 2.1 of the Agreement.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Equity Interests or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees (or other governing body) thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

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“Target” has the meaning set forth in the definition of Permitted Acquisition.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed or levied by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Test Period” means, at any time, the four consecutive fiscal quarters of Parent most recently ended at such time for which financial statements have been or were required to have been delivered to the Agent.

“Total Leverage Ratio” means, at any date, the ratio of (a) total Indebtedness of Parent and each of its Subsidiaries (determined on a consolidated basis in accordance with GAAP; provided, that any Subsidiary of Parent that is not part of the consolidated group at such date shall be deemed to be part of such consolidated group for this purpose) to (b) EBITDA for the most recent Test Period.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (a) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 4.5 to the Agreement, (b) all renewals thereof, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (d) the right to sue for past, present and future infringements and dilutions thereof, (e) the goodwill of the business symbolized by the foregoing or connected therewith, and (f) all rights corresponding thereto throughout the world.

“Transactions” means the entry into (i) the Loan Documents, (ii) the 2017 Note Purchase Documents, (iii) the ABL Loan Documents, (iv) the exchange of notes issued pursuant to the 2015 Indenture for 2017 Notes pursuant to the 2017 Exchange Agreement and (v) the “Internal Reorganization” (as such term is defined in the 2017 Exchange Agreement) and the associated transactions related thereto.

“Treximet Indenture” means that certain Indenture dated as of August 19, 2014 by and among the Treximet Indenture Note Parties and the Treximet Note Purchase Trustee as supplemented by the First Supplemental Indenture dated as of April 21, 2015 and the Second Supplemental Indenture dated as of July 21, 2017, in each case, governing Parent’s 12.0% Senior Secured Notes due 2020, as in effect on the Closing Date.

“Treximet Indenture Note Parties” means, at any time, the Persons that are obligors under the Treximet Indenture in respect of Parent’s 12% Senior Secured Notes due 2020 at such time; provided that no additional guarantors shall become a party to the Treximet Indenture.

“Treximet Intercompany Note” means that certain promissory note dated as of August 19, 2014 in the principal amount of $225,500,000 as of the Closing Date executed by Pernix Ireland in favor of Parent.

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“Treximet Note Purchase Agreement” means, individually and collectively, those certain Purchase Agreements entered into on or prior to the date of the Treximet Indenture by and between Parent and each Treximet Note Purchase Investor in connection with the issuance of the “Notes” (as such term is defined in the Treximet Indenture).

“Treximet Note Purchase Creditors” means the Treximet Note Purchase Investors and the Treximet Note Purchase Trustee, collectively.

“Treximet Note Purchase Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more Treximet Indenture Note Parties to one or more of the Treximet Note Purchase Creditors evidenced by or arising under one or more of the Treximet Note Purchase Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before; provided that no additional guarantors shall become a party to the Treximet Indenture.

“Treximet Note Purchase Documents” means the Treximet Note Purchase Agreement, the Treximet Indenture, the Notes (as such term is defined in the Treximet Indenture) and all other agreements, documents and instruments at any time executed and/or delivered by any Treximet Indenture Note Party with, to or in favor of Treximet Note Purchase Creditors in connection with or related to the Treximet Indenture, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement; provided that no additional guarantors shall become a party to the Treximet Indenture.

“Treximet Note Purchase Investors” has the same meaning as “Holders” in the Treximet Indenture.

“Treximet Note Purchase Trustee” has the same meaning as “Trustee” in the Treximet Indenture.

“Treximet Purchase Agreement” means that certain Asset Purchase and Sale Agreement dated as of May 13, 2014 among Parent and GSK.

“United States” or “U.S.” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

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“Zohydro” means the pharmaceutical product containing hydrocodone birtartrate and marketed under the Zohydro® trademark.

“Zohydro Assets” means, with respect to the Parent or any Subsidiary of the Borrower, its right, title and interest in, to and under all personal property consisting of, relating to, or developed or used in connection with Zohydro, whether now owned or existing or hereafter acquired or arising and wherever located, including, without limitation, all proceeds, products, accessions, rents, profits of or in respect of any of the foregoing, the Intellectual Property of Parent or any of its Subsidiaries relating to Zohydro and all rights of Parent or any of its Subsidiaries under and arising out of the Zohydro Contracts.

“Zohydro Contracts” means (i) the Asset Purchase Agreement dated as of March 10, 2015 by and among Borrower (as successor in interest to Pernix Ireland Limited, a private company limited by shares incorporated under the laws of the Republic of Ireland and including any permitted assignees) and Zogenix (as amended, restated or otherwise modified, subject to the proviso to clause (v) of this definition, the “Zogenix Purchase Agreement”), (ii) the License Agreement between Elan Pharma International Limited and Borrower, dated as of November 27, 2007, (iii) the Commercial Manufacturing and Supply Agreement between Daravita Limited and Borrower, dated as of March 5, 2015, (iv) each other contract relating to the Zohydro Assets existing on the Closing Date, and (v) each amendment, modification or restatement thereof or substitute or similar agreement for any such agreement specified in clauses (i) through (iv) above; provided, that the terms of any such amendment, modification, restatement or substitute agreement not made in the Ordinary Course of Business (x) shall be no more restrictive, taken as a whole, than the existing terms of the agreement being so amended, modified, restated or substituted, as the case may be and (y) shall not be materially adverse to the Agent or the Lenders.

“Zohydro Holdback Amount” means the “Difference” and the “Milestone Payments” (as such terms are defined in the Zogenix Purchase Agreement), payable to Zogenix pursuant to, and in accordance with, the terms of the Zogenix Purchase Agreement as in effect on the Closing Date.

“Zohydro Intercompany Note” means that certain promissory note dated as of April 24, 2015, having a principal amount outstanding as of the Closing Date of not more than $1,000,000 (immediately after giving effect to the partial prepayment thereof on the Closing Date as referred to in Section 6.11(a) of the Agreement) executed by Borrower in favor of Parent.

“Zogenix” means Zogenix, Inc., a Delaware corporation.

“Zogenix Purchase Agreement” has the meaning specified in the definition of “Zohydro Contracts”.

Schedule 1.1
Page -39 -

Schedule 3.1

The occurrence of the Closing Date and the obligation of each Lender to make the Closing Date Loan provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the following conditions precedent (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a)                Agent shall have received evidence that appropriate financing statements, or Forms C1 containing particulars of security, as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral shall be in proper form for filing, registration or recordation;

(b)               Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly authorized, executed and delivered by each of the parties thereto, and each such document shall be in full force and effect:

(i)                 the Security Agreement; and

(ii)               Notes executed by the Borrower for the account of each Lender which has requested a note at least three (3) Business Days prior to the Closing Date;

(c)                Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of its Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing its Authorized Persons to execute the same, and (iii) attesting to the incumbency and signatures of such Authorized Persons;

(d)               Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be certified by the Secretary of such Loan Party;

(e)                To the extent available in the relevant jurisdiction, Agent shall have received a certificate of good standing (or equivalent, to the extent the concept is applicable) as of a recent date with respect to each Loan Party, such certificate to be issued by the relevant authority of the jurisdiction of organization of such Loan Party;

(f)                Agent shall have received opinions of the Loan Parties’ counsel in form and substance reasonably satisfactory to the Required Lenders;

(g)                Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents to the extent invoiced at least three (3) Business Days prior to the Closing Date;

(h)               Agent shall have received the following, each of which shall be original, .PDF or facsimile copies or delivered by other electronic method (followed promptly by originals) unless otherwise specified, each properly executed, where applicable, and each in form and substance reasonably satisfactory to the Required Lenders:

(i)       a Notice of Borrowing with respect to the Closing Date Loan, executed by an Authorized Person of Borrower and in accordance with the requirements of the Agreement; and

Schedule	3.1
Page - 1 -

(ii)       executed counterparts of the Agreement that, when taken together, bear the signatures of an Authorized Person of Borrower, Agent and each Lender;

(i)       Agent shall have received at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties reasonably requested by Agent in writing at least ten (10) Business Days prior to the Closing Date, required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(j)       Borrower shall have received all governmental and third party approvals (including shareholder approvals, landlord consents and other consents) necessary or, in the reasonable opinion of the Required Lenders, advisable in connection with the Agreement or the transactions contemplated by the Loan Documents, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Agreement or the transactions contemplated by the Loan Documents;

(k)       Parent shall have performed its obligations under the 2017 Exchange Agreement required to be performed on the Closing Date; and

(l)       There shall be no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that that challenge any Loan Document or any transaction contemplated by this Agreement or the other Loan Documents.

Schedule 3.2

The obligation of each Lender to make each Subsequent Loan provided for hereunder is subject to the fulfillment of each of the following conditions precedent (the making of such extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

1.      If the proceeds of such Subsequent Loan are being used, directly or indirectly, to acquire any Equity Interests of any Person or any other assets (whether pursuant to a Permitted Acquisition or other acquisition permitted by the Agreement):

a.	Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) and judgment filings and the results of federal tax lien searches made with respect to the acquired assets (including Target and its Subsidiaries) are contemplated to be so acquired) and, if applicable, the Acquisition Subsidiary in the states (or other jurisdictions) of formation of such Persons and in which the chief executive office of each such Person is located, and in such other jurisdictions as may be reasonably required by Agent or Required Lenders, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Agent and Required Lenders that the Liens indicated in any such financing statement (or similar document) would constitute Permitted Liens or have been or will be contemporaneously with the funding of the initial extension of credit released or terminated.

b.	Immediately after giving effect to the Borrowing of such Subsequent Loan, the consummation of such acquisition and the transactions related thereto, the Target, its Subsidiaries and, if applicable, the Acquisition Subsidiary shall not be obligated on any Indebtedness other than Permitted Indebtedness.

c.	Borrower shall have delivered to Agent a copy of the definitive sale and purchase agreement related to such acquisition (the “Acquisition Agreement”) and any related documents reasonably requested by Agent or the Required Lenders.

d.	Such acquisition shall be consummated pursuant to the terms of the Acquisition Agreement in all material respects, substantially concurrently with the funding of such Subsequent Loan, without giving effect to any amendments, express consents or express waivers by the Borrower thereto or modifications to the provisions thereof that are adverse to the interests of Lender Group without the prior written consent of the Required Lenders.

e.	Agent shall have received due diligence information relating to the Target, its Subsidiaries and, if applicable, the Acquisition Subsidiary, to the extent available to the Borrower or required in connection with Section 5.11 of the Agreement.

f.	Agent shall have received each of the following documents, in form and substance reasonably satisfactory to the Required Lenders, duly executed and delivered, and each such document shall be in full force and effect:

i.	supplements to the Security Agreement or other Additional Document(s) required pursuant to Section 5.11 or 5.12 of the Agreement, executed by the Acquisition Subsidiary (if applicable), the Target and each of its Subsidiaries that is required to become a Guarantor pursuant to Section 5.11, 5.12 and/or 5.17 of the Agreement,

ii.      duly executed short form security agreements with respect to the Intellectual Property owned by the Acquisition Subsidiary (if applicable), Target and each of its Subsidiaries that are required to become a Guarantor pursuant to Section 5.11, 5.12 and/or 5.17 of the Agreement, in appropriate form for filing in the United States and, upon reasonable request of the Agent, in additional applicable jurisdictions, and in a format reasonable acceptable to the Agent,

iii.	a completed Perfection Certificate for the Acquisition Subsidiary (if applicable), the Target and its Subsidiaries or otherwise with respect to the acquired assets, and

iv.	executed counterparts of each other Loan Document required to perfect the Agent’s security interest in the Collateral duly executed by an Authorized Person of the Acquisition Subsidiary (if applicable), Target and each of its Subsidiaries party thereto.

g.	Agent shall have received proper financing statements (Form UCC-1 or the equivalent) for filing under the Code or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests granted by the Acquisition Subsidiary (if applicable), the Target and its Subsidiaries.

h.	Agent shall have received a certificate from the Secretary of the Acquisition Subsidiary (if applicable), the Target and each of its Subsidiaries that are required to become Loan Parties pursuant to the Agreement (i) attesting to the resolutions of its Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing its Authorized Persons to execute the same, and (iii) attesting to the incumbency and signatures of such Authorized Persons.

i.	Agent shall have received copies of the Governing Documents of the Acquisition Subsidiary (if applicable), the Target and each of its Subsidiary, as amended, modified, or supplemented to the relevant Funding Date, which Governing Documents shall be certified by the Secretary of such Person and with respect to Governing Documents of a Person that are charter documents, certified as of a recent date (not more than 30 days prior to the Funding Date) by the appropriate government official.

j.	To the extent customary in the relevant jurisdiction of organization, Agent shall have received a certificate of good standing (or equivalent, to the extent the concept is applicable) with respect to the Acquisition Subsidiary (if applicable), the Target and each of its Subsidiaries, such certificate to be issued by the relevant authority of the jurisdiction of organization of such Person.

k.	Agent shall have received opinions of the Loan Parties’ and/or Target’s counsel pursuant to Section 5.11 and/or 5.12 of the Agreement with respect to the Acquisition Subsidiary (if applicable), the Target and each of its Subsidiaries in form and substance reasonably satisfactory to Agent and the Required Lenders.

l.	Borrower shall have otherwise complied with Section 5.11 and 5.12 of the Agreement to the extent applicable (without giving effect to the post acquisition time period for taking such actions following the acquisition).

m.	Agent shall have received at least two (2) Business Days prior to the Funding Date, all documentation and other information with respect to the Acquisition Subsidiary (if applicable), Target and its Subsidiaries reasonably requested by Agent in writing at least ten (10) Business Days prior to the Funding Date, required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

n.	The Acquired Cash Flow Ratio, after giving pro forma effect to such Permitted Acquisition or other acquisition shall be greater than 1.50 to 1.00.

2.	The proceeds of such Subsequent Loan shall be used in accordance with Section 5.17 of the Agreement, and such proceeds shall be applied substantially concurrently with the funding of such Subsequent Loan or funded into a blocked account subject to a Control Agreement over which Agent has a first lien security interest, pending application of such proceeds in accordance with the terms of the Agreement and, if applicable, the applicable Acquisition Agreement.

3.	Borrower shall have paid all Lender Group Expenses incurred in connection with such Subsequent Loan, the Permitted Acquisition (if applicable) and the transactions related thereto to the extent invoiced at least two (2) Business Days prior to the Funding Date.

4.	Agent shall have received a duly executed Notice of Borrowing with respect to such Subsequent Loan, executed by an Authorized Person of the Borrower and in accordance with the requirements of the Agreement, which shall, among other things, specify in reasonable detail the proposed use of proceeds thereof.

5.	Agent shall have received a certificate duly signed by an Authorized Person of the Borrower confirming the satisfaction of the conditions set forth in this Schedule 3.2.

Schedule 5.1

Financial Statements, Reports Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times:

as soon as available, but in any event within 45 days after the end of each of Borrower’s first three fiscal quarters of any fiscal year,

(a)        unaudited consolidated and consolidating balance sheet and statements of income and cash flows covering Parent’s and its Subsidiaries’ operations during such period (which in the case of consolidating financial statements will be in the form consistent with such consolidating financial statements provided to the Initial Lenders prior to the Closing Date), together with a corresponding discussion and analysis of results from management, and

(b)       a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(a)        consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent (it being understood that Cherry Bekaert LLP is acceptable to Agent) and certified, without any qualifications (including any (A) “going concern” or like qualification or exception (other than any qualification that is expressed solely with respect to, or expressly resulting solely from, an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered) or (B) qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), together with (x) a corresponding customary discussion and analysis of results from management and (y) consolidating financial statements of Parent and its Subsidiaries for such fiscal year, in the form consistent with such consolidating financial statements provided to the Initial Lenders prior to the Closing Date, and

(b)         a Compliance Certificate.

promptly, but in any event within 5 days after Borrower has knowledge of,

(a)       any event or condition that constitutes a Default or an Event of Default, notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto,

(b)       any default or breach under, or termination of, any Material Contract of a Loan Party or its Subsidiary, notice of such default, breach or termination and a statement of the curative action that Borrower proposes to take with respect thereto,

(c)       any material development in connection with disputes with suppliers to or customers of the Borrower, including, without limitation, commencement and completion of arbitration, notice of such material development,

(d)       that any Loan Party or its Subsidiaries, an owner, officer, manager,

employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Group Member: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or Government Drug Rebate Program or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; any pending or threatened revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Health Care Permit or Registration,

(e)       any allegations of licensure violations or fraudulent acts or omissions involving any Loan Party or any of its Subsidiaries,

(f)       the pending or threatened imposition of any material fine or penalty by any Governmental Authority under any Health Care Law against any Loan Party or any of its Subsidiaries,

(g)        the exclusion or debarment from any Governmental Drug Rebate Program or other federal healthcare program or debarment or disqualification by any Governmental Authority of any Loan Party, any of its Subsidiaries, or any of their officers, directors, employees, agents, or contractors, and

(h)        to the extent any 2015 Note Purchase Documents, 2017 Note Purchase Documents, ABL Loan Document or Treximet Note Purchase Document is amended, modified, refinanced or otherwise changed pursuant to the terms of Section 6.6(a)(ii) of the Agreement, copies of any such amendment, modification, refinancing or other change.

promptly, but in any event within 5 days of Borrower providing or receiving, as applicable,

(a)        copies of all settlement agreements entered into by a Loan Party,

(b)       any notice received by a Loan Party or any of its Subsidiaries alleging potential or actual violations of any Health Care Law,

(c)       any notice that any Regulatory Authority is limiting, suspending or revoking any Registration, requiring adverse changes to the marketing classification, distribution pathway or parameters, or labeling of the products of any Loan Party or any of its Subsidiaries, or considering any of the foregoing,

(d) any notice, including, but not limited to, a Form FDA-483, untitled letter, warning letter, or notice of violation letter, that any Loan Party or any of its Subsidiaries has become subject to any Regulatory Action, and

(e) any notice that any Product of any Loan Party or any of its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against any Loan Party or any of its Subsidiaries.

Promptly, but in any event within 15 days after the same are required to be filed with the SEC,	(a) form 10-K annual reports, and (b) form 10-Q quarterly reports.
promptly after the commencement thereof or any material development therein, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,	(a) notice of the commencement or any material development in all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority (i) alleging a potential or actual violation of Health Care Laws, or (ii) which could otherwise reasonably could be expected to result in a Material Adverse Effect.
upon the reasonable request of Agent or the Required Lenders,	(a) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.
Documents required to be delivered pursuant to Section 5.1 of the Agreement in respect of information filed by any Loan Party or Parent with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities shall be deemed to have been delivered on the date on which such items have been made publicly available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Schedule 5.17

Subsequent Loans – Use of Proceeds

Unless otherwise approved by the Required Lenders prior to the funding of a Subsequent Loan, the proceeds of each Subsequent Loan made after the Closing Date shall only be used for the following purposes in connection with a Permitted Acquisition where the Acquired Cash Flow Ratio of the Target of such Permitted Acquisition, after giving pro forma effect thereto, is greater than 1.50 to 1.00:

1.	The Purchase Price required to be paid by any Loan Party or Subsidiary (including any upfront, milestone or royalty payments made to the seller or licensor) or the refinancing of such Target’s existing indebtedness, in each case in connection with the consummation of such Permitted Acquisition, and related reasonable transaction fees and expenses.

2.	In connection with any new product of any Loan Party or Subsidiary acquired pursuant to such Permitted Acquisition:

(a)       Marketing expenses associated with such new product, including any pre-marketing activities such as market research;

(b)       Selling expenses associated with such new product, including all costs related to any incremental headcount required to support the product(s), the cost of sales force training and any incremental sales analytics expenses (including but not limited to sales force automation and data expenses);

(c)       Research and development expenses associated with such new product, including any post-market requirements;

(d)       Manufacturing expenses associated with such new product, including the cost of validation and scale-up;

(e)       Costs associated with the supply chain for such new product, including the cost of third-party logistics providers, audit of any third-party manufacturing sites, and technology transfer expenses; and/or

(f)       Post-closing capital needs relating to such new product to (i) fund inventory purchases and (ii) fund other working capital needs; provided, however, that amounts requested pursuant to this clause (ii) shall not exceed $500,000.

3.	Interest expense and any fees pursuant to the Agreement associated with the Subsequent Loan incurred in connection with such Permitted Acquisition.

Schedule 5.18

Post-Closing Obligations

Notwithstanding any time period specified in the Agreement, the Loan Parties shall deliver to Agent as soon as possible after the Closing Date, but in any event within 45 days of the Closing Date (or such later time as the Required Lenders shall agree in their reasonable discretion) a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be reasonably satisfactory to Agent.

EXHIBIT A-1

[FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of __________________ between ______________________ (“Assignor”) and (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.       In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.       The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by the Borrower to Assignor with respect to Assignor’s share of the Loans assigned hereunder, as reflected on Assignor’s books and records.

3.       The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [(e) represents that it is [(x) not an Irish Qualifying Lender,] [(y) an Irish Qualifying Lender (other than an Irish Treaty Lender),] [(z) an Irish Treaty Lender], (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty or (g) if it is an Irish Treaty Lender, agrees to complete any procedural formalities necessary for the Borrower to obtain an authorization to make relevant payments without any withholding tax.]

4.       Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.       As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6.       Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.       This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.       THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: Pernix Ireland Pain Limited, a private company limited by shares incorporated in Ireland (the “Borrower”).

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of July 21, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the lenders party thereto as “Lenders”, and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

3.	Date of Assignment Agreement:

4.	Amounts:

	a. Assigned Amount of Revolver Commitment	$

	b. Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price	$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT B-1

[FORM OF] NOTICE OF BORROWING

[NOTE: No Notice of Borrowing shall be delivered to the Agent or any Lender during the hours of 9:00 a.m. through 4.00 p.m. New York City time]

Cantor Fitzgerald Securities

Attention: [●]
Tel: [●]

Email: [●]

[●][●], 20[●] 1

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of July 21, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), by and among, Pernix Ireland Pain Limited, a private company limited by shares incorporated in Ireland (the “Borrower”), the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group. Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.3(a) of the Credit Agreement that it requests the Borrowings under the Credit Agreement to be made on [●], 20[●], and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A)	Borrower: Pernix Ireland Pain Limited

(B)	Funding Date (which shall be a Business Day)	[●]

(C)	Aggregate Amount of Borrowing	$[●]

(D)	Amount, Account Number and Location

Wire Transfer Instructions:
Amount	$[●]
Bank:	[●]
ABA No.:	[●]
Account No.:	[●]

1 The Agent must be notified in writing, which must be received by the Agent no later than 11:00 a.m. on the Business Day that is four (4) Business Days prior to the requested Funding Date; provided, that (i) Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day and (ii) no Borrowing Request shall be delivered to the Agent or any Lender during the hours of 9:00 a.m. through 4.00 p.m. New York City time, on any Business Day. In such circumstances, the Borrower agrees that any such telephonic notice will be confirmed in writing within one (1) Business Day of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

Account Name:	[●]

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Funding Date:

(A)              The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that to the extent that any representation and warranty specifically refers to a given date or period, it is true and correct in all material respects as of such earlier date or for such period.

(B)              At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing.

[Signature Page Follows]

PERNIX IRELAND PAIN LIMITED

By:
Name:
Title:

EXHIBIT C-1

[FORM OF] COMPLIANCE CERTIFICATE

[on

Borrower’s letterhead]

To:   Cantor Fitzgerald Securities
[•]
[•]
Attn: [•]

Re:                     Compliance Certificate dated ____________ __, 20__

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 21, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, Pernix Ireland Pain Limited, a private company limited by shares incorporated in Ireland (the “Borrower”), the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned chief financial officer of the Borrower, hereby certifies as of the date hereof that:

1.       The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries as of the date set forth therein.

2.       Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of the Borrower during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3.       Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

4.       Schedule 3 sets forth, with respect to the Borrower, all new Patents, Trademarks or Copyrights of the Borrower that are registered or the subject of pending applications for registrations, and all newly executed or amended Intellectual Property Licenses that are material to the conduct of the

C-4

Borrower’s business, in each case, which were acquired, registered, or for which applications for registration were filed by the Borrower since the delivery of the previous Compliance Certificate and any statement of use or amendment to allege use with respect to intent-to-use trademark applications.

[Signature page follows.]

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Intellectual Property Report

EXHIBIT I-1

Form of Intercompany Subordination Agreement

[see attached]

EXHIBIT N-1

Form of Note

[see attached]

EXHIBIT P-1

[FORM OF] PERFECTION CERTIFICATE

July [__], 2017

With reference to (a) the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of July 21, 2017 among Pernix Ireland Pain Limited, a private company limited by shares incorporated in Ireland (the “Borrower”), the lenders party thereto from time to time and Cantor Fitzgerald Securities, as Agent (capitalized terms defined therein being used herein and not defined have the meaning assigned to such terms therein (whether defined expressly therein or by reference to another document)) and (b) the Security Agreement and any other Loan Document that purports to create a Lien on any Collateral from the Borrower or any of its subsidiaries (the Borrower, together with any such subsidiary that grants a security interest in such Collateral to secure the Obligations, collectively, the “Grantors” and each, individually, a “Grantor”), the undersigned, solely in the capacity of a duly authorized officer of the Borrower, certifies to the Agent as of the date hereof as follows:

Section 1. Legal Names, Organizations and Jurisdictions of Organization or Incorporation. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a), (ii) is incorporated or formed in its jurisdiction of organization or formation, as applicable, listed in Schedule 1(a) and (iii) a registered organization except to the extent disclosed in Schedule 1(a).

(b) Except as set forth on Schedule 1(b), no Grantor has, within the past five years preceding the date hereof, changed its legal name, jurisdiction of organization or incorporation or its corporate structure (e.g., by merger or consolidation with any other Person or acquisition of all equity interests of a Person or all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) another Person (other than any other Loan Party)).

Section 2. Organizational and Federal Taxpayer Identification Numbers. Set forth on Schedule 2 is (i) the organizational identification number, if any, assigned by the jurisdiction of organization, formation or incorporation, as applicable, of each Grantor, (ii) the address (including street address, city, county and state) of the chief executive office of each Grantor or the registered office of each Grantor, if applicable, at any time in the past five years and (iii) the U.S. federal taxpayer identification number of each Grantor.

Section 3. UCC Filings.  (a) Set forth on Schedule 3(a) is a true copy of a file search report from the central UCC filing office in each jurisdiction identified in Schedule 1(a) above (searches in local filing offices, if any, are not required).

(b) Financing statements have been prepared for filing by counsel to the Agent in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located. Set forth on Schedule 3(b) is a true and correct list of each such filing office in which such filing is to be made.

Section 4. Intellectual Property. (a) Set forth on Schedule 4(a) is a complete and correct list of all registered Copyrights applicable to any of the Products or otherwise owned by any Grantor.

(b) Set forth on Schedule 4(b) is a complete and correct list of all licenses of Intellectual Property (including Patent Licenses) entered into by any Grantor applicable to any of the Products.

(c) Set forth on Schedule 4(c) is a complete and correct list of all Patents applicable to any of the Products or otherwise owned by each Grantor.

(d) Set forth on Schedule 4(d) is a complete and correct list of all registered Trademarks applicable to any of the Products or otherwise owned by each Grantor.

Section 5. Deposit Accounts and Securities Accounts. Set forth on Schedule 5 is a complete and correct list of each Grantor’s Deposit Accounts and Securities Accounts.

Section 6. Real Property. Set forth on Schedule 6 is a true and correct list of (i) all material real property owned, leased or otherwise held by any Grantor (including fixtures) and (ii) the county or other jurisdiction in which a mortgage (if any) and, if applicable, a fixture filing on each mortgage is to be recorded and/or filed.

Section 7. Investment-Related Property. Set forth on Schedule 7 is a true and correct list, for each Grantor, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of the Borrower or any Subsidiary or (to the extent such Equity Interests are certificated) of any other Person owned, beneficially or of record, by such Grantor, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests.

Section 8. Commercial Tort Claims. Set forth on Schedule 8 is a true and correct list of Commercial Tort Claims (as defined in the Code) held by any Grantor, including a brief description thereof.

Section 9. Letter of Credit Rights. Set forth on Schedule 9 is a true and correct list of all letters of credit issued in favor of any Grantor, as beneficiary thereunder.

Section 10. Negotiable Collateral, Investment Property, or Chattel Paper. Set forth on Schedule 10 is a true and correct list of all Negotiable Collateral, Investment Property, or Chattel Paper of each Grantor evidencing Proceeds of Collateral having an aggregate value or face amount of $250,000 or more.

Section 11. Insurance. Set forth on Schedule 11 is a true and correct list of all insurance policies maintained by each Grantor.

2

[signature page follows]

3

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Perfection Certificate to be executed and delivered as of the day and year first above written.

PERNIX IRELAND PAIN LIMITED

By:

Name:
Title:

[Signature Page to Term Loan Perfection Certificate]

Schedule 1(a)

Legal Names, Organizations and Jurisdictions of Organization or Incorporation

Grantors Legal Name	Jurisdiction of Organization / Formation / Incorporation	Type of Organization

Schedule 1(b)

Changes to Legal Name, Jurisdiction or Organization

Grantor	Corporate Name of Predecessor Entity	Description of Change (and date)

3

Schedule 2

Organizational and Federal Taxpayer Identification Numbers

Grantor	Organizational Identification Number	Address of Chief Executive Office / Registered Office	Federal Taxpayer Identification Number

Schedule 3(a)

UCC File Search Report

(see attached)

Schedule 3(b)

Organizational and Federal Taxpayer Identification Numbers

Grantor	UCC Filing Office / County Recorder’s Office

Schedule 4(a)

Registered Copyrights

Grantor	Copyright

Schedule 4(b)

Intellectual Property Licenses

Grantor	IP Licenses

Schedule 4(c)

Patents

Grantor	Patents

Schedule 4(d)

Registered Trademarks

Grantor	Registered Trademarks

Schedule 5

Deposit Accounts and Securities Accounts

Grantor	Name of Financial Institution Where Account Maintained	Account Number	Description of Account

Schedule 6

Real Property

Grantor	Location	Estimated Value

Schedule 7

Investment-Related Property

Grantor	Issuer	Stock Certificate No.	If Certificated, Number of Shares and Class of Stock	Percentage Ownership Represented by Pledged Equity Interests	Total Percentage of the Issuer Owned by the Grantor

Schedule 8

Commercial Tort Claims

Grantor	Commercial Tort Claim

P-1

Schedule 9

Letter of Credit Rights

Grantor	Letter of Credit

Schedule 10

Negotiable Collateral, Investment Property, or Chattel Paper

Grantor	Negotiable Instrument, Investment Property or Chattel Paper

Schedule 11

Insurance

Grantor	Insurance